TWENTY-SEVENTH AMENDMENT

KANSAS CITY LIFE INSURANCE COMPANY
SAVINGS AND PROFIT SHARING PLAN

        THIS TWENTY-SEVENTH AMENDMENT, comprising the restated Kansas City Life Insurance Company Savings and Profit Sharing Plan, except as otherwise specifically stated in the Plan, is effective the lst day of January, 2002, and is entered into by and between Kansas City Life Insurance Company, a Corporation organized and existing under the Laws of the State of Missouri, hereinafter called the “Company”, and John K. Koetting, Robert C. Miller and Anne C. Moberg, hereinafter referred to as the “Trustees”.

ARTICLE I

Creation and Purpose of Trust

        1.1 Name. The Company hereby creates this Plan and Trust to be known as the “Kansas City Life Insurance Company Savings and Profit Sharing Plan” (formerly the Kansas City Life Insurance Company Savings and Investment Plan), hereinafter sometimes re-ferred to as the “Plan” or “Trust”.
        1.2 Purpose. It is the purpose of this Plan to recognize the contributions of its employees to the successful operation of the Company and to reward such contributions by providing certain savings and investment and profit sharing benefits for those who become participants under the Plan, and for their beneficiaries.
        1.3 Exclusive Benefit of Employees. This Agreement has been made, and this Plan and Trust created, for the exclusive benefit of the Company's full time employees and their beneficiaries. The terms of this Plan are intended to comply with the provisions of Sections 401(a), 501(a) and 401(k) of the Internal Revenue Code of 1986 as amended from time to time, and Treasury Department Regu-lations in connection therewith in order that the Plan and Trust may qualify for tax exemption. Under no circumstances shall any part of the principal or income of the Plan and Trust be used for, or revert to, the Company, or be used for, or diverted to, any pur-poses other than for the exclusive benefit of the employees and their beneficiaries. This Plan and Trust shall not be construed, however, as giving any employee, or any other person, any right, legal or equitable as against the Company, the Trustees, or the principal or income of the Trust, except as specifically provided for herein, nor shall it be construed as giving any employee the right to remain with the Company or in the Company’s employment.

ARTICLE II

Qualification and Eligibility

        2.1 Qualification. The requirements of qualification for employees are set forth hereinafter.

A.	Employees. Beginning February 1, 2002, each present and future employee shall be qualified to enter into a compensation reduction agreement under Paragraph 3.1 at the time specified in Paragraph 2.2 following the later of his date of hire or attaining the age of twenty-one (21) years.
Each present and future employee shall be qualified to receive a matching Company contribution as specified in Paragraph 4.1 and a discretionary profit sharing contribution as specified in Paragraph 4.2 of this Plan,
(1)	who shall have completed one (1) year of employment with the Company during which he shall have com-pleted one thousand (1,000) hours of employment from date of hire, or if he has not completed one thousand (1,000) hours of employment within such period, then one thousand (1,000) hours of employ-ment during a calendar year beginning with the calendar year which includes the first anniversary of the employee’s date of hire, and
(2)	who shall have attained the age of twenty-one (21) years.
(3)	With respect to this Plan, an "hour of employment" shall mean:
(a)	Each hour for which an employee is directly or indirectly paid, or entitled to payment, by the Company for the performance of duties. These hours shall be credited to the employee for the computation period or periods in which the duties are performed; and
(b)	Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company, with no duplica-tion of credit for hours under Subparagraphs (a), (b) and (c). These hours shall be credited to the employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. With respect to periods described in Subparagraph (c) below, crediting of back pay hours shall be subject to the limitations set forth in that Subparagraph.
(c)	Each hour for which an employee is directly or indirectly paid, or entitled to payment, by the Company for reasons such as vacation, holidays, illness, incapacity (including disa-bility), layoff, jury duty, military leave or leave of absence in a period during which no duties are performed (irrespective of whether the employment relationship has terminated). These hours shall be credited to the employee for the computation period or periods during which the nonperformance of such duties occurs. No hour shall be credited based on any payment under a plan maintained solely to comply with applicable workers’ compensation, unemployment compensation, or disability insurance laws, or which solely reimburses an employee for medical or medically-related expenses incurred by the employee. No more than five hundred one (501) hours shall be credited under this Subparagraph for any con-tinuous period during which the employee did not or would not have performed duties. Hours of service for periods of time during which no duties are performed under Subparagraphs (b) and (c) shall be calculated and credited according to Department of Labor Regulations 2530.200b-2(b) and (c).
(d)	In computing an employee’s hours of employment on a weekly or monthly basis, when a record of hours of employment is not available to determine the hours of employment under Subparagraphs (a), (b) and (c), the employee shall be assumed to have worked forty-five (45) hours for each week, or one hundred ninety (190) hours for each month (as appli-cable), for which the employee would be required to be credited with at least one (1) hour of employment under Subparagraphs (a), (b) and (c) above.
(e)	An "hour of employment" shall also include time for which an employee is absent from work either
(i)	by reason of the pregnancy of such employee,
(ii)	by reason of the birth of a child of the employee,
(iii)	by reason of the placement of a child in connection with the adoption of the child by the employee, or
(iv)	for purposes of caring for the child during the period immediately fol-lowing the birth or placement for adoption, or
(v)	a leave of absence covered under the Family and Medical Leave Act of 1993.
However, the total number of hours of such service counted for any one (1) period shall not exceed five hundred one (501) hours.
(4)	For the purpose of computing continuous employment, leaves of absence may be included which have been authorized by the Company for any of the following reasons:
(a)	Sickness.
(b)	Disability.
(c)	Service with the armed forces of the United States during any war or national emergency declared by the President or the Congress, or undeclared.
(d)	Pregnancy, not to exceed twelve (12) months.
(e)	Public service, whether elected or otherwise.
(f)	Obtaining additional education, involving periods of time not to exceed twelve (12) months for each leave of absence granted, but only after completion of one (1) full year of full time employment.
(5)	Such leaves of absence may be counted in computing continuous employment provided the employee returns to active employment on or before the end of such leave of absence, and when because of service in the armed forces as stated above, provided the employee returns to active employment with the Company within ninety (90) days following his discharge from such service, or such longer period during which his re-employment rights are protected by law.
(6)	Any such employee who is not qualified as a participant prior to the commencement of such a leave of absence shall not be so qualified until his return to active employment. The provisions of this Section shall be applied in a like manner to all employees under similar circumstances.

        2.2 Eligibility Date. Except as provided in the next sentence, any employee of the Company who becomes qualified after the effective date of this Agreement, shall be eligible to become a participant as of the first (1st) business day of the month coinciding with or next following the employee’s qualification, whichever first occurs. Any employee of Old American Insurance Company shall be eligible to become a participant no earlier than November 1, 1992 and in accordance with the terms of the Adoption Agreement dated December 19, 1991.
        2.3 Company to Furnish Eligibility Lists. Each month, the Company shall transmit to the Committee the names of all employees and such other information concerning them as the Committee may request. The Committee shall then determine the employees who are eligible, or who will be eligible as of the first (1st) business day of each month to become participants and shall notify each such employee in writing of the existence of this Trust and of its basic provisions, and of the employee’s eligibility, and shall provide a form or application for participation, and such other forms, if any, as may be required to effect participation.
        2.4 Election to Participate. Any eligible employee who desires to become a participant must execute and deliver to the Committee an application for participation on the form provided by the Committee and such other forms, if any, as may be required. In such application for participation, the employee shall agree to be bound by the terms of this Plan and Trust and of all amendments hereafter adopted with the same force and effect as if the employee had executed this Plan and Trust, and shall set forth such reason-able information as may be required by the Committee to effect participation and maintain the qualified status of this Plan and Trust.
        2.5 Failure to Elect. Any employee who fails to elect to become a participant at the time of first becoming eligible, may elect to commence participation on the first (1st) business day of any succeeding month provided the employee shall then be eligible. Any employee on a leave of absence authorized by the Company, as defined in Subparagraph A(4) hereinabove, at a time when he or she could otherwise be eligible to become a participant, shall be eligible on the first (1st) business day of the first (1st) month coinciding with or next following return to active employment with the Company provided that on such date he shall meet the eligi-bility requirements.
        2.6 Participation and Service on Re-employment. Subject to the provisions of this Plan, participation in the Plan by an employee shall cease upon termination of employment with the Company. Upon an employee’s termination on or after January 1, 1976, any twelve (12) month employment period during which the employee completes less than five hundred one (501) hours of employment or work due to a termination shall constitute a one (1) year break in service.
        Upon the re-employment by the Company of any person whose participation has been terminated from January 1, 1976 through December 31, 1984, the following rule shall apply in determining his participation and vesting in the Plan:

(a)	Participation - before a break in service: If the employee is rehired before he has a one (1) year break in service, he shall be eligible to participate in the plan on the first (1st) business day of the month immediately following the date of his re-employment if he shall be otherwise qualified.
After a break in service: If an employee is rehired after he has a one (1) year break in service, he shall be eligible to participate in the Plan upon his completion of the requirements set forth in Paragraph 2.1 herein.
(b)	Service - for vested participants: In the case of a person who was vested when his prior period of employment terminated, any service attributable to his prior period of employment shall be reinstated as of the date of his reparticipation and he shall be vested immediately upon his reparticipation.
For other persons: In the case of a re-employed employee who was not a participant in the Plan during his prior period of employment, or in the case of a participant who was not vested when his prior period of employment terminated, any service attributable to his prior period of employment shall be restored only if the number of consecutive years of his break in service was less than the aggregate number of his years of prebreak service.

        Upon the re-employment by the Company of any person who has been terminated on or after January 1, 1985, the following rules shall apply in determining his participation and vesting in the Plan:

(a)	Participation - before a five (5) year break in service: If the employee is rehired before the number of one (1) year breaks in service equals or exceeds the greater of five (5) consecutive years of service, or the aggregate number of years of service earned before the consecutive breaks in service, he shall be eligible to participate in the Plan on the first (1st) business day of the month immediately following the date of his re-employment if he shall be otherwise qualified. This rule of parity will apply to employees who had no vested interest on separation of employment.
After a five (5) year break in service: If an employee is re-hired and he does not qualify for participation or vesting under the rule in the above Paragraph, he shall be eligible to participate in the Plan upon his com-pletion of the requirements set forth in Paragraph 2.1 herein.
(b)	Service - for vested participants: In the case of a person who was fully or partially vested in his Fund III account when his prior period of employment terminated, any service attributable to his prior period of employment shall be reinstated as of the date of his re-employment and he shall participate immediately and also be vested in accordance with prior years of service.
For other persons: In the case of a re-employed employee who was not a participant in the Plan during his prior period of employment, or in the case of a participant who was not vested when his prior period of employment terminated, any service attributable to his prior period of employment shall be restored unless the number of one (1) year breaks in service equals or exceeds the greater of five (5) consecutive years of service, or the aggregate number of years of service earned before the consecutive breaks in service.
Sunset Life and Old American Insurance Company: If an employee’s employment with either Kansas City Life Insurance Company, Sunset Life Insurance Company of America, Old American Insurance Company, or any other affiliated corporation of Kansas City Life Insurance Company, shall be terminated and he is subsequently employed by any other of the affiliated corporations, his employment shall be treated as if under one (1) employer for the purpose of this Plan.

        2.7 In determining whether a break in service has occurred, and not for purposes of determining a participant’s vesting service, the hours described in Paragraph 2.1A(3)(e) above shall be treated as hours of service (i) only in the year in which the absence from work begins, if a participant would be prevented from incurring a one (1) year break in service in such year solely because the period of absence is treated as hours of service as provided in Paragraph 2.1A(3)(e), or (ii) in any other case, in the immediately following year.

ARTICLE III

Member Contributions

        3.1 Rate of Contribution. Commencing January 1, 1988, each participant may elect to enter into a compensation reduction agreement with the Company by which a contribution will be made for his or her respective account in an amount equivalent to one percent (1%) (commencing September 1, 1993), two percent (2%), three percent (3%), four percent (4%), five percent (5%), six percent (6%), seven percent (7%), eight percent (8%), nine percent (9%), ten percent (10%), and commencing January 1, 1998, eleven percent (11%), twelve percent (12%), thirteen percent (13%), fourteen percent (14%), or fifteen percent (15%), and commencing January 1, 2002, any percentage not to exceed one hundred percent (100%) of his unreduced monthly salary or earnings, whichever may be applicable; provided however, that no contribution in excess of five percent (5%), and, commencing January 1, 1994, six percent (6%), shall be made for any participant who shall be classified as a highly compensated person. A participant may elect to change his contribution percentage rate as of the first (1st) day of any month, but not more than once in any six (6) month period, by giving such written notice as shall be prescribed by the Committee. However, this limitation shall not apply to a change in contribution percentage rate effective January 1, 1994 made by a highly compensated person, a change in contribution percentage rate made by any participant that was effective January 1, 1998, or a change in contribution percentage rate effective January 1, 2002 made by a participant who is not a highly compensated person. The contribution for each participant shall be paid to the Trustees not less often than monthly and credited to the respective participant’s accounts. No contribution for a participant shall exceed ten thousand dollars ($10,000.00) each calendar year, subject to annual adjustments pursuant to Internal Revenue Code Sections 415(d), 402(g) and regulations. The contributions herein may sometimes be referred to as the participant’s “elective account”.
        Beginning with years after December 31, 2001, no participant shall be permitted to have elective contributions made under this Plan, or any other qualified plan maintained by the Company during any taxable year, in excess of the dollar limitation contained in Code Section 402(g) in effect for such taxable year, except for catch-up elective contributions permitted in the following paragraph and Code Section 414(v).
        Beginning with contributions made after December 31, 2001, all employees who are eligible to make elective contributions under this Plan and who have attained age fifty (50) before the close of the Plan year shall be eligible to make catch-up elective contri-butions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up elective contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of the making of such catch-up elective contributions.
        3.2 Salary or Compensation Defined.

A.	For the purposes of Paragraph 3.1 herein and with respect to employees of the Company, the term “salary” or “compensation”, includes only the fixed amounts, hourly, weekly, semi-monthly or monthly, due and payable to the employees of the Company, not reduced by any salary reductions, but not to exceed, commencing January 1, 1994, one hundred fifty thousand dollars ($150,000.00), and, commencing January 1, 2002, two hundred thousand dollars ($200,000.00) for each calendar year, and does not include any bonuses, overtime, pay in lieu of vacation, pay while on layoff, severance pay, or other extraordinary payments by the Company.
B.	The one hundred fifty thousand dollar ($150,000.00) amount shall be adjusted at the same time and in such manner as permitted under Code Sections 401(a)(17), 415(d) and regulations thereunder. The two hundred thousand dollar ($200,000.00) amount shall be adjusted at the same time and in such manner in accordance with Code Section 401(a)(17). For all other purposes of this Plan, compensation shall be defined by the provisions of Internal Revenue Code Regulation 1.415-2(d)(11)(i) and shall also include any amount not includable in the gross income of an employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h) and 403(b).
C.	The family aggregation rules of Section 414(q) of the Internal Revenue Code, as modified by Section 401(a)(17), apply with respect to the requirement that the Plan must limit the amount of contributions taken into account in determining contributions. That is, the Plan must treat the following family unit as a single employee with one compensation to which the annual compensation limit under the plan applies:
An employee who is either a five percent (5%) owner or is both a highly compensated employee and one of the ten (10) most highly compensated employees, such employee’s spouse, and any lineal descendants of such employee who have not attained age nineteen (19) before the close of the year. If the compensation for the family unit exceeds the annual compensation limit, then the Plan must prorate the limit among the members of the family unit in proportion to each individual’s compensation.
The family aggregation rules shall not apply effective January 1, 1997.

        3.3 Suspension of Contributions. A participant may suspend his compensation reduction agreement as of the last day of any month by giving such notice as shall be prescribed by the Com-mittee, and no contribution shall be made during such suspension period. Such suspension may last indefinitely. The participant may resume his compensation reduction agreement on the first (1st) day of any month following the expiration of six (6) months from the date his agreement was suspended, providing he shall then be eligible to participate, by giving such notice as shall be prescribed by the Committee.
        3.4 Distribution Conditions. The balance in each partici-pant's elective account shall be fully vested at all times and shall not be subject to forfeiture for any reason. Amounts held in the participant's elective account may not be distributable prior to the earlier of,

(1)	his retirement, termination of employment or death;
(2)	his attainment of age fifty-nine and one-half (59 1/2);
(3)	termination of the Plan without establishment of a successor Plan by the Company or an affiliated employer;
(4)	the date of the sale by the Company to an entity that is not an affiliated employer of substantially all the assets, within the meaning of Code Section 409(d)(2), with respect to a participant who continues employment with the corporation acquiring such assets;
(5)	the date of the sale by the Company or an affiliated employer of its interest in a subsidiary to an entity which is not an affiliated employer with respect to a participant who continues employment with such sub-sidiary; or
(6)	proven financial hardship, subject to the limitations of Section 3.5.

        For distributions occurring after December 31, 2001, a participant’s elective contributions and earnings attributable to those contributions shall be distributed on account of the parti-cipant’s severance of employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions of the Plan that require a separation from service before such amounts may be distributed.
        In the event that the dollar limitation provided for in Para-graph 3.1 is exceeded, the Administrative Committee shall direct the Trustees to distribute such excess amount, and any income allocable to such amount, to the participant not later than April 15th following the close of the participant’s taxable year. If there is a loss allocable to such excess amount, the distribution shall in no event be less than the lesser of the participant’s elective account or the amount of the contribution made for such participant’s elective account in the calendar year resulting from his salary reduction agreement.
        In the event that a participant is also a participant in another qualified cash or deferred arrangement as defined in Code Section 401(k), a simplified employee pension plan as defined in Code Section 408(k), or a salary reduction arrangement within the meaning of Code Section 3121(a)(5)(d), and the elective deferrals, as defined in Code Section 402(g)(3), made under such other arrangements and this Plan cumulatively exceed ten thousand dollars ($10,000.00) or such amount adjusted annually as provided in Code Section 415(d) and regulations for such participant’s taxable year, the participant may, not later than March 1st following the close of his taxable year, notify the Administrative Committee in writing of such excess and request that his deferred compensation to this Plan be reduced by an amount specified by the participant. Such amount shall then be distributed in the same manner as provided in the previous Paragraph.
        3.5 Withdrawal, Extreme Financial Necessity. The Adminis-trative Committee, in its sole discretion, may direct the Trustees to distribute to any participant or his beneficiary up to one hundred percent (100%) of the participant’s elective account, valued as of the most recent valuation date, in the case of proven extreme financial necessity. Commencing January 1, 1988, such distribution shall be limited solely to the participant’s deferred compensation without regard to any earnings on such deferred com-pensation. Withdrawal under this section shall only be authorized in the event of financial hardship resulting from accident to or sickness of a participant or his dependents; or financial hardship resulting from the establishing or preserving of the home in which the participant resides, provided funds are not reasonably available from other financial resources to the participant. Furthermore, any withdrawal pursuant to the provisions of this section shall be governed by the provisions of ARTICLE IX herein regarding suspension of participation and forfeitures, except that the period of suspension shall be twelve (12) months, and the Administrative Committee’s determination with respect to any question herein shall be final. However, a participant who receives a distribution from his elective account after December 31, 2001 on account of hardship shall be prohibited from making contributions to his elective account for six (6) months after receipt of the distribution. A participant who receives a distribution from his elective account in calendar year 2001 on account of hardship shall be prohibited from making contributions to his elective account for six (6) months after receipt of the distribution or until January 1, 2002, if later. Withdrawals pursuant to this Paragraph may not be made by an individual who is an alternate payee under a Qualified Domestic Relations Order and for whom an account is being separately maintained, nor shall withdrawals pursuant to this Paragraph be made by a former employee who was a participant and who has not withdrawn all the value of his elective account pursuant to Paragraph 10.4.
        The Company and the Administrative Committee shall adopt procedures necessary to implement the compensation reduction elections provided for herein.
        3.6 Compensation Reduction Limitations. To insure continued qualification of the Plan, a test sometimes referred to as the “actual deferral percentage test” must be met for each Plan year. In order to meet the ADP test, it may be necessary to adjust contributions made by the Company resulting from the compensation reduction agreements entered into by certain of the participants.
        In the event that the contribution ratios of the Plan do not satisfy the test, the Administrative Committee shall adjust the contributions resulting from the compensation reduction agreements as follows effective January 1, 1997:

(a)	Any distribution under this Paragraph shall be made on or before the fifteenth (15th) day of the third (3rd) month following the end of the Plan year, but in no event later than the close of the following Plan year, which in this case is a calendar year, and shall be determined in the following manner:
(i)	The dollar amount of excess contributions for each highly compensated participant shall be calculated.
(ii)	The total of the dollar amounts in (i) shall be determined.
(iii)	The contributions resulting from the com-pensation reduction agreement (“elective contributions”) of the highly compensated participant with the highest dollar amount of elective contributions shall be reduced by the amount required to cause that highly com-pensated participant’s elective contributions to equal the dollar amount of the elective contributions of the highly compensated participant with the next highest dollar amount of elective contributions. This amount shall be distributed to the highly compensated participant with the highest dollar amount. However, if a lesser reduction, when added to the dollar amount already distributed under this (iii) would equal the total excess contributions, the lesser reduction amount shall be distributed.
(iv)	If the total amount distributed is less than the total excess contributions, reductions shall continue to be made in accordance with (iii) until the total amount distributed equals the total excess contributions.
(b)	For purposes of this Paragraph, income means the gain or loss allocable to excess contributions which shall equal the sum of the allocable gain or loss for the Plan year and the allocable gain or loss for the period between the end of the Plan year and the date of distribution (gap period). The income or loss allocable for the Plan year and the gap period is calculated separately and is determined by multiplying the income or loss for the Plan year and gap period by a fraction. The numerator of the fraction is the excess contributions made by the employee for the Plan year, and the denominator is the total account balance of the employee attributable to elective contributions as of the end of the Plan year, reduced by the gain allocable to such total amount for the Plan year and increased by the loss allocable to such total amount for the Plan year. The income allocable to excess contributions for the period between the end of the Plan year and the date of distribution shall be calculated in the same manner by substituting “gap period” for “Plan year” in the fraction.

        3.7 Deferral Percentage Test.

(a)	Maximum annual allocation: Effective January 1, 1997, the actual deferral percentage for eligible highly compensated employees for the Plan year bears a relationship to the actual deferral percentage for all other eligible employees for the preceding Plan year which meets either of the following tests:
1.	The actual deferral percentage for the highly compensated participant group shall not be more than the actual deferral percentage of the nonhighly compensated participant group multiplied by 1.25, or
2.	The excess of the actual deferral percentage for the highly compensated participant group over the actual deferral percentage for the nonhighly compensated participant group shall not be more than two (2) percentage points or such lesser amount determined pursuant to regulations to prevent the multiple use of this alternative limitation with respect to any highly compensated participant. Additionally, the actual deferral percentage for the highly compensated participant group shall not exceed the actual deferral per-centage for the nonhighly compensated participant group multipled by two (2).
(b)	For the purposes of this section, actual deferral percentage means, with respect to the highly compensated participant group and nonhighly compensated participant group for a Plan year the average of the ratio, cal-culated separately for each participant in such group, of the amount of contribution allocated to each partici-pant’s account resulting from compensation reduction agreements, unreduced by distributions made pursuant to Paragraph 3.5 for such Plan year, to such participant’s compensation for such Plan year. In addition, for purposes of this section, highly compensated participant and non-highly compensated participant shall include any employee eligible to enter into a compensation reduction agreement whether or not such agreement was made, or suspended under the provisions of this Plan.
(c)	In the application of the tests referred to above, the Plan shall take elective contributions into account for the Plan year only if attributable to compensation that would be received by the participant during the Plan year, or earned during the Plan year and received within two and one-half (2 1/2) months after the end of the Plan year. Such contribution shall be taken into account for a Plan year only if it is allocated to the participant’s account on a day within the Plan year.

        3.8 Actual Contribution Percentage (ACP) Test. In addition to the “actual deferred percentage test” referred to in Paragraph 3.6 above, the Plan must comply with the “actual contribution percentage test” required by Section 401(m)(1) and (2) of the Internal Revenue Code. Effective January 1, 1997, the actual contribution percentage for eligible highly compensated employees for the Plan year shall bear a relationship to the actual contribution percentage for all other employees for the preceding Plan year which meets either of the tests similar to those stated in Paragraph 3.7(a). Rather than stating the test in this Plan, the test is adopted by incorporating by reference herein the provisions of said Section 401(m)(1) and (2) and the regulations issued thereunder by the Internal Revenue Service.

(a)	In the event the actual contribution ratios of the Plan do not satisfy the test, the Administrative Committee shall distribute any excess aggregate contributions in a manner similar to that stated in Paragraph 3.6(a). However, if the highly compensated participant is not fully vested in the matching Company contribution and income allocable to such contribution, the non-vested amounts shall be forfeited pursuant to ARTICLE X and applied pursuant to ARTICLE XI.
(b)	For purposes of this Paragraph, income means the income or loss allocable to excess aggregate contributions which shall equal the sum of the allocable gain or loss for the Plan year and the allocable gain or loss for the period between the end of the Plan year and the date of distri-bution (gap period). The income or loss allocable to excess aggregate contributions for the Plan year and gap period is calculated separately by multiplying the income or loss allocable to matching contributions by a fraction. The numerator of the fraction is the amount of excess aggregate contributions made on behalf of the employee for the Plan year or gap period. The denomi-nator is the total account balance of the employee attributable to matching contributions as of the end of the Plan year or gap period reduced by the gain allocable to such total amount for the Plan year or gap period and increased by the loss allocable to such total amount for the Plan year or gap period.
(c)	All such distributions shall be made on or before the fifteenth (15th) day of the third (3rd) month following the end of the Plan year in which the excess aggregate contributions were made, and no later than the end of the following Plan year.
(d)	Any distribution or forfeiture of excess aggregate contributions for any Plan year shall be made on the basis of the respective portions of such amounts attributable to each highly compensated person.
(e)	Matching contributions that are vested may not be forfeited to correct excess aggregate contributions.
(f)	Furthermore, with respect to the application of the actual deferred percentage test and the actual contribution percentage test, the multiple use of alternative limitation rule may be applied. For this purpose, proposed Regulation 1.401(m)-2 is hereby incorporated by reference.

        3.9 Combined Deferral Plans. For the purposes of this Plan, a highly compensated participant and nonhighly compensated participant shall include any employee eligible to participate in this Plan whether or not such participation was elected, or any eligible employee whose participation has been suspended pursuant to Paragraphs 3.3 or 3.5.
        For the purposes of this Plan, if two (2) or more plans which include cash or deferred arrangements are considered one (1) plan for the purposes of Internal Revenue Code Section 401(a)(4) or Section 410(b), the cash or deferred arrangements included in such plan shall be treated as one (1) arrangement.
        For the purposes of this Plan, if a highly compensated participant is a participant under two (2) or more cash or deferred arrangements of the Company or an affiliated company, all such cash or deferred arrangements shall be treated as one (1) cash or deferred arrangement for the purpose of determining the deferral percentage with respect to such highly compensated participant.
        Notwithstanding the above, the determination and treatment of elective contributions and "actual deferral percentage" of any participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.
        3.10 Rollover Contributions.

A.	Rollover of distribution from qualified plan. Effective January 1, 1998, an employee of the Company may, in accordance with procedures approved by the Administrative Committee, contribute to the Plan, as a rollover con-tribution, part or all of a cash distribution, or cash proceeds from a sale of property included in a distribution, that qualifies as an “eligible rollover distribution”, within the meaning of Code Section 402(c)(4) [excluding, beginning January 1, 2002, any after tax employee contributions], from a plan qualified under Code Section 401(a) in which the employee was a participant, provided, however, that such amount shall be paid to the Trustees on or before the sixtieth (60th) day after receipt by the employee of the distribution from the other qualified plan. An employee shall be entitled to make such a rollover contribution regardless of whether the employee has satisfied the service and age qualification requirements of Paragraph 2.1A(1) and (2).
Alternatively, the Trustee may receive such contribution in a direct rollover from another plan qualified under Code Section 401(a) in which the employee was a participant.
An employee shall not be permitted to make a rollover contribution of any amount that is or has been in an individual retirement account or an individual retirement annuity, as defined in Code Section 408, regardless of whether such amount originated in a plan qualified under Code Section 401(a) in which the employee was a participant.
Beginning January 1, 2002, an employee shall not be permitted to make a rollover contribution of any amount to this Plan from, nor may the Trustee receive a direct rollover to this Plan of any amount from, an annuity plan described in Code Section 403(a), or an annuity contract described in Code Section 403(b) or an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
B.	Accounting for and distribution of contributions. All amounts received as rollover contributions pursuant to Paragraph A of this section shall be credited to the employee’s “elective account” as if they were partici-pant contributions pursuant to a compensation reduction agreement. They shall be invested in the same way that contributions under Paragraph 3.1 are invested, and they shall be subject to the same rules as apply to contri-butions under Paragraph 3.1 relating to withdrawal and distributions. Rollover contributions shall be one hundred percent (100%) vested at all times.
Nothwithstanding the preceding provisions of this section
(1)	rollover contributions shall not be treated as annual additions for purposes of Code Section 415; and
(2)	rollover contributions shall not be taken into account for purposes of either the actual deferral percentage test of Code Section 401(k)(3) or the average compensation percentage test of Code Section 401(m)(3).

ARTICLE IV

Matching Company Contributions

        4.1 Rate of Contribution. The Company shall, with respect to each participant qualified under Paragraph 2.1A (1) and (2), contribute to the Trustees as soon as practicable after the end of each month, out of its current or accumulated earnings and profits as shown on the books used in preparing its annual reports, without regard to whether it has any current or accumulated earnings and profits for federal income tax purposes, a matching amount determined as follows:

(a)	for employees for whom compensation reduction agreements were in effect on December 31, 1997, and
(b)	for employees hired by the Company in 1997 or earlier who are not eligible to make compensation reduction agree-ments as of December 31, 1997 but who choose to make compensation reduction agreements when they first become eligible to participate, the Company shall match the participant’s compensation reduction $1.00 for each $1.00 deferred, with a maximum of six percent (6%) of a participant’s compensation.
(c)	for all other employees, the matching amount contributed by the Company shall vary depending on the employee’s years of employment [as defined in Paragraph 8.1], as follows:

                                      Matching Amount per
                                        $1.00 Deferred
                                      (Counting Deferrals
       Years of Employment         up to 6% of Compensation)

      Less than 5                        $0.50
              5 - 9                           0.75
           10 or More                         1.00

        Company contributions with respect to a participant shall be paid into the Trust and credited to such participant’s account with respect to Fund III. Effective January 1, 2002, Company matching contributions at the applicable matching amount shall continue to be made for the remainder of a year on behalf of a participant who attains the elective contribution dollar limitation contained in Internal Revenue Code Section 402(g) during a year. However, the Company will not contribute a matching amount based upon any catch-up elective contributions made by a participant as permitted in Paragraph 3.1.
        4.2 Discretionary Profit Sharing Contribution. Beginning with the Plan year ending December 31, 1998 and for each Plan year thereafter, the Company may, at its discretion, make a contribution to the Plan on behalf of each employee of the Company eligible under Paragraph 2.1A (1) and (2) to participate in the Plan who is employed on the last day of the Plan year based on profits regardless of whether the employee has elected to make compensation reduction contributions. The profit sharing contribution shall be in the form specified in Paragraph 4.3 and shall be accounted for in Fund III. The profit sharing contribution shall be allocated to each employee in the proportion that each employee’s compensation (as defined in Paragraph 3.2) for the Plan year bears to the total compensation for all employees for the Plan year, but shall not exceed four percent (4%) of each employee’s compensation for the Plan year.
        4.3 Form of Payment. The contributions of Kansas City Life Insurance Company may be made in cash, in treasury stock or in shares of authorized but unissued stock of Kansas City Life Insurance Company. If the Company or any affiliated participating company shall make its contribution in cash, the Trustees shall have the authority to purchase shares, acting independently as to when purchases are made, the number of shares to be purchased, the prices to be paid, and the broker, if any employed, to effect the purchases. The contributions of any participating affiliated corporation shall be converted to stock in such manner as shall be satisfactory to the Trustees and the respective companies from time to time. For purposes of fixing the amount of contributions made with shares of treasury stock, or shares of authorized but unissued stock, and commencing with the valuation date of the Plan in June, 1982, such stock shall be valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. In the event the Company is precluded from delivering such shares to the Trustees by law or because of the unavailability of such shares, the Company’s contribution to the Trustees shall be in cash, and said cash shall be invested until such time as shares of the Company stock shall be available for purchase by the Trustees.

ARTICLE V

Investment of Contributions

        5.1 Investment of Funds. Contributions to the Trust shall be invested in accordance with the authority granted to the Trustees pursuant to the provisions of this Plan and Trust. It is con-templated that the contribution made by the Company from time to time be in the form of shares of the Company stock, and that cash contributions to the Trust, whether by the Company or the parti-cipant, may be used for the purchase of Company stock.
        5.2 Voting of Shares. The Trustees shall vote the shares of stock of the Company for the respective accounts of the partici-pants only in accordance with the directions of such participants, which directions may be certified to the Trustees by the Committee, or any agent designated thereby, provided such directions are received by the Trustees at least five (5) days before the date set for the meeting at which such shares are to be voted. Shares with respect to which no such direction shall be received and the fractional shares shall be voted by the Trustees in the same proportions as are shares as to which voting instructions have been received.
        5.3 Tender Offer. Notwithstanding any language in this Plan to the contrary, if the common capital stock of Kansas City Life Insurance Company shall become the subject of a tender offer, the Trustees may not take any action in response to such tender offer except as otherwise provided herein.
        Upon notice from the Trustees of the Plan, and subject to their rules of procedure then issued, each participant may direct the Trustees to sell, offer to sell, exchange or otherwise dispose of the common capital stock of Kansas City Life Insurance Company allocated to such participant in Fund II and Fund III. The participant’s direction may apply to either or both of said funds. Any such action shall only be in accordance with the provisions, conditions and terms of such tender offer and the provisions of this Plan.
        The Trustees shall sell, offer to sell, exchange or otherwise dispose of the common stock allocated to Fund II and Fund III of the participants with respect to which they have received directions to do so pursuant to this ARTICLE.
        To the extent to which participants do not instruct the Trustees or do not issue valid directions to the Trustees to sell, offer to sell, exchange or otherwise dispose of the common stock allocated to their Fund II and/or Fund III, such participants shall be deemed to have directed the Trustees that such shares shall remain invested in said common capital stock.
        If a participant’s tender shall be accepted, the account or accounts of the participant whose stock has been tendered shall be reduced by the value of the stock so tendered. The date for valuation shall be established by the Trustees, and in order to facilitate such tender offers the Trustees may require special valuation dates.
        At such time as cash is received for the benefit of a tendering participant, such cash shall be maintained in an escrow account for the benefit of such participant until such time as the Trustees shall determine that the reinvestment of the funds in the accounts of Fund II and/or Fund III shall be appropriate. Interest as earned by the Trustees in such escrow account shall be credited to the accounts of those participants whose cash is held. The availability of such cash for investment shall be the primary objective of the Trustees in the selection of the escrow account.

ARTICLE VI

Allocation to and Evaluation of Participants' Accounts

        6.1 Investment Funds. The value of all Trust assets shall be determined on the basis of market values as of the last market business day of each month, except that the Kansas City Life stock shall be valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. Accounting procedures shall reflect the establish-ment of at least four (4) separate funds, sometimes herein referred to as Fund I, Fund II, Fund III and Fund IV, with the intent that all participants’ contributions, and any earnings thereon, will be accounted for in Fund I, Fund II and Fund IV, and with the intent that all Company contributions, and any earnings thereon, will be accounted for in Fund III. Commencing January 1, 1988, the Administrative Committee may elect to establish new or subaccounts within the four (4) funds referred to herein for the purpose of separately accounting for the participants’ elective deferral accounts and the Company’s equivalent matching contributions. Commencing September 1, 1993, five (5) additional Funds (and new or subaccounts within them) shall be established, hereinafter called Fund V, Fund VI, Fund VII, Fund VIII and Fund IX, for the purpose of separately accounting for the participants’ elective deferral accounts and accounts attributable to the participants’ contribu-tions prior to January 1, 1988, and earnings thereon. Commencing July 1, 2001, one (1) additional fund (and new or subaccount within it), hereinafter called Fund X, shall be established for the same purpose. Contributions to Funds I, IV, V, VI, VII, VIII, IX and X shall be invested by the Trustees in general investments pursuant to ARTICLE XIV. Contributions to Fund II shall be invested in shares of the Company stock pursuant to Paragraph 6.5, and the contributions to Fund III shall be in the form of shares of the Company stock pursuant to ARTICLE IV. There shall be no guarantee regarding interest or gain, nor shall there by an guarantee against loss of principal in any of these Funds. It is intended that the Plan comply with Section 404(c) of the Employee Retirement Income Security Act of 1974.
        6.2 Participants’ Accounts. An account shall be established for each participant with respect to Fund I, Fund II and with respect to Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X or any other such fund that reasonable accounting practices shall require be established. All Funds shall be maintained in United States dollars. A determination shall be made on each monthly valuation date of the value with respect to each fund, and shall reflect contributions made by both the participant and the Company and any gains or losses of the funds. Each participant shall be provided a statement of his accounts, reflecting the value thereof, not less often than annually. Notwithstanding the foregoing, the Company shall have the right to change the method of accounting from time to time except that no participant’s account balances shall be reduced because of such change.
        6.3 Selected Investments. Each participant shall have the right to require the Trustees to invest all or a portion of his monthly contribution in either the assets of Fund I, Fund II or Fund IV. He shall initially indicate his choice at the time he commences his participation, in accordance with the requirements of the Committee, and he may subsequently request changes in accord-ance with the provisions of Paragraph 6.4 herein. His contributions shall so be invested under one of the following options:

(a)	One hundred percent (100%) in Fund I, one hundred percent (100%) in Fund II or one hundred percent (100%) in Fund IV.
(b)	Thirty-three and one-third percent (33 1/3%) in each of Funds I, II and IV.
(c)	Fifty percent (50%) in each of any two (2) of Funds I, II and IV.

        Commencing September 1, 1993, a participant may require the Trustees to invest all or a portion of his monthly contribution in either the assets of Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII or Fund IX, and commencing July 1, 2001, Fund X. His contributions may be invested one hundred percent (100%) in any one of these Funds, or, if he wishes to invest in more than one (1) Fund, he shall specify the percentage to be invested in each Fund. However, such percentage must be a whole percentage, for example, one percent (1%), twenty-six percent (26%) or eighty percent (80%), and no fractional percentages will be permitted.
        Each participant may make new investment choices for his monthly contribution to be effective September 1, 1993 notwith-standing any changes made in the prior twelve (12) months. Thereafter, a participant may request changes not more often than once a month. However, if a participant is investing all or a portion of his monthly contribution in Fund II and transfers all or a part of his Fund II account to another fund (as described in Paragraph 6.4), monthly contributions to Fund II must cease until at least six (6) months after the date of said transfer from Fund II.
        6.4 Investment Changes. Any participant shall have the right from time to time, although not more often than once within a twelve (12) month period, to require that the value of any one (1) or more of his accounts be transferred for investment for his account in any of Funds I, II or IV, provided that this right shall not apply to Fund III, and, commencing January 1, 1977, no such transfers shall be permitted from Fund IV to any other fund, and no such transfers shall be permitted from Fund I to Fund II. Such transfer shall also be governed by reasonable rules of the Adminis-trative Committee regarding the timeliness of notice.
        Commencing September 1, 1993, a participant shall have the right, not more often than once a month and not withstanding any transfers made in the twelve (12) months prior to September 1, 1993, to require that the value of any one (1) or more of his accounts be transferred for investment for his account in any of Funds I, II, IV, V, VI, VII, VIII or IX, and, commencing July 1, 2001, Fund X provided that such transfer shall be made in whole percentages. This right shall not apply to Fund III, and a participant that transferred the value of his account from Fund II to another fund in the six (6) months prior to September 1, 1993 may not transfer any amount into Fund II until at least six (6) months after the date of said transfer from Fund II. Thereafter, transfers to or from Fund II may occur only once in a six (6) month period. All transfers shall be governed by reasonable rules of the Administrative Committee regarding the timeliness of notice.
        6.5 Fund II Assets. A participant’s contributions allocated to Fund II pursuant to Paragraph 6.3 herein shall be invested in shares of the Company stock subject to the limitations herein. Such shares shall be purchased by the Trustees, acting indepen-dently as to when purchases are made, the number of shares to be purchased, the prices to be paid, and the broker, if any employed to effect the purchases; provided however, that during any period during which the Company or the Trustees are precluded from making purchases of Kansas City Life Insurance Company shares by law, or at any other time the Trustees may elect and the Company shall agree, if permitted by law, the Trustees may purchase shares of the Company’s treasury stock or shares of its authorized but unissued stock. Such stock shall be valued in accordance with Paragraph 4.2 herein. In the event the Company does not agree to sell its treasury stock or authorized but unissued stock, and if the Trustees are precluded from buying or are unable to buy such stock on the market, the Trustees shall invest such contributions until such time as shares of the Company stock shall be available for purchase by the Trustees.
        6.6 Dividend Reinvestment. Dividends and any other distri-butions received by the Trustees with respect to the investments allocated to Fund II and Fund III shall be invested in shares of the Company stock subject to the provisions of Paragraphs 4.2 and 6.5 herein.
        6.7 Fund IV Account and Additional Fund Accounts. Commencing with the first (1st) valuation date in January, 1977, Fund IV shall then and thereafter be placed on the unit valuation system, as prescribed by Paragraph 6.2 herein, and the following amended provisions of this Paragraph 6.7 shall also then apply. This fund shall now be maintained in United States dollars. Commencing January 1, 1988, Fund IV and commencing September 1, 1993, Fund V, Fund VI, Fund VII, Fund VIII and Fund IX, and, commencing July 1, 2001, Fund X shall be invested by the Trustees in general investments pursuant to ARTICLE XIV. There shall be no guarantee regarding interest, nor shall there be any guarantee against loss of principal. All gains or losses, if any, shall be allocated to the accounts of the participants in the Funds when realized.

ARTICLE VII

Allocation of Fiduciary Responsibility

        7.1 Fiduciaries. The fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. The Company shall have the sole responsibility for making the contributions required by the provisions of ARTICLE IV, shall have the sole authority to appoint and remove the Trustees, members of the Administrative Committee, and to amend or terminate, in whole or in part, this Plan and Trust.
        7.2 Administration. The Administrative Committee shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in ARTICLE XII herein.
        7.3 Trustees. The Trustees shall have the sole responsi-bility for the administration and management of the assets held pursuant to this Plan and Trust, all as specifically provided for herein.
        7.4 Duties. Each fiduciary warrants that any direction given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan and Trust, authorizing or providing for such direction, information, or action. Further-more, each fiduciary may rely upon any such direction, information, or action of another fiduciary as being proper under this Plan, and is not required herein to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations pursuant to the Plan and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Trust fund in any manner against investment loss or depreciation in asset value.

ARTICLE VIII

Vesting

        8.1 Vesting of Company Contributions. Commencing January 1, 1988, the value of a participant’s account with respect to Company contributions made for his benefit shall be vested, to the extent of the percentage applicable, upon the valuation date of the month in which the participant completes the years of employment with the Company in accordance with the following schedule:

                Years of             Percentage
               Employment              Vested

                  1                       0
                   2                       0
                   3                      30
                   4                      40
                   5                      60
                   6                      80
                   7                     100

        Commencing January 1, 2002, for a participant who completes one (1) hour of service after December 31, 2001, the value of a participant’s account with respect to Company contributions made for his benefit shall be vested upon the valuation date of the month in which the participant completes the years of employment with the Company in accordance with the following schedule:

                Years of             Percentage
               Employment              Vested

                   1                      0
                   2                     20
                   3                     40
                   4                     60
                   5                     80
                   6                    100

A “year of employment” shall be deemed to mean twelve (12) con-secutive monthly periods of employment with the Company, dating from the commencement of employment, during which he or she shall complete at least one thousand (1,000) hours of employment. Beginning January 1, 1998, a “year of employment” shall mean one thousand (1,000) hours of employment during the calendar year. An employee who completes one thousand (1,000) hours of employment in the twelve (12) month period beginning with his date of employment in 1997 (or an anniversary of his date of employment if he began his employment before 1997) and also completes one thousand (1,000) hours of employment in the 1998 calendar year will be credited with two (2) years of employment for purposes of this Paragraph. How-ever, years of employment of an employee of Old American Insurance Company prior to November 1, 1991 shall not be taken into account for purposes of this ARTICLE VIII. If an employee’s employment with either Kansas City Life Insurance Company or one of its affiliated corporations shall be terminated, and he is immediately employed by any other of such affiliated corporations, his employment shall be regarded as continuous and treated as if under one (1) employer for vesting purposes.
        In the event a participant shall be terminated from employment with the Company or any of its affiliated corporations, by reason of death or retirement, the value of his or her account with respect to Company contributions shall be one hundred percent (100%) vested upon the valuation date of the month in which such death or retirement occurs.
        The value of a participant's account with respect to his or her personal contributions, and accounted for in Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X shall be fully vested at all times.
        8.2 Vesting of Company Contributions upon Termination of Plan. Notwithstanding any other provision hereof, the full value of a participant’s account, including not only his own contribu-tions and the earnings thereon, but the contributions of the Company, and any earnings thereon, shall be fully vested in him when and if the Plan shall at any time be terminated for any reason, or upon the complete discontinuance of Company contribu-tions hereunder, or upon termination of employment of a group of participants constituting a partial termination of the Plan.

ARTICLE IX

Account Withdrawals

        9.1 Optional Withdrawals. Commencing January 1, 1988, a participant may elect to withdraw at any time all or any part of the value of his accounts with respect to Fund I, Fund II and Fund IV attributable to the participant’s contributions made prior to January 1, 1988, and, commencing September 1, 1993, a participant may also elect to withdraw at any time all or any part of the value of his accounts with respect to Fund V, Fund VI, Fund VII, Fund VIII or Fund IX, and, commencing July 1,2001, Fund X attributable to the participant’s contributions made prior to January 1, 1988. However, no withdrawal of any part of Company matching contributions allocated to his account with respect to Fund III shall be permitted except as provided in Paragraph 9.2; and further provided that any withdrawal of a participant’s “elective account” referred to in Paragraph 3.1 shall be subject to the restrictions of Paragraph 3.5. However, withdrawals pursuant to this Paragraph may not be made by an individual who is an alternate payee under a Qualified Domestic Relations Order and for whom an account is being separately maintained. No amounts attributable to the Company’s profit sharing contributions may be withdrawn under this ARTICLE IX.
        9.2 Withdrawals for Financial Need. Commencing January 1, 1988, no withdrawal of funds for financial need shall be made except as permitted pursuant to Paragraph 3.5 herein.
        9.3 Penalty for Withdrawal. Commencing January 1, 1985, any participant who withdraws funds under Paragraph 9.1 will not be permitted to make contributions for a period of six (6) months from the date of withdrawal. All amounts withdrawn may be replaced, but not less than all, within five (5) years of the date of withdrawal. No forfeiture from his account with respect to Fund III shall occur as a result of any such withdrawals effected after January 1, 1976 if he shall be at least fifty percent (50%) vested. If the participant who makes a withdrawal is less than fifty percent (50%) vested at the time of such withdrawal, he shall he shall forfeit the dollar amount from his account with respect to Fund III equivalent to fifty percent (50%) of the dollar amount his accounts with respect to Fund I, Fund II and Fund IV (and, commencing September 1, 1993, Fund V, Fund VI, Fund VII, Fund VIII and Fund IX, and, commencing July 1, 2001, Fund X) are reduced by virtue of said withdrawal, provided however, the amount so forfeited from Fund III shall not exceed the total dollar value of said participant’s nonvested funds determined pursuant to Paragraph 8.1 herein. The amount subject to such forfeiture shall be set aside by the Trustees in an interest bearing account. If the participant returns the full amount of his withdrawal to the Trustees within five (5) years of the date of withdrawal, the full value of the amount initially set aside in the interest account shall thereupon be reinvested and restored to his account in Fund III. The interest earned on such amount shall be treated as interest earnings of Fund III for the benefit of all participants in such Fund. In the event the amount withdrawn is not returned within the time period referred to herein, the amount subject to forfeiture shall be treated as a forfeiture in accordance with Paragraph 11.1 of this Plan.
        9.4 Time and Method of Payment. All payments under this ARTICLE shall be made as soon as practicable after the next monthly valuation following the giving of such written notice as shall be prescribed by the Committee with respect to withdrawals pursuant to Paragraph 9.1, or a decision of the Committee as provided with respect to withdrawals pursuant to Paragraph 3.5, and shall be paid either in cash or in shares of Kansas City Life Insurance Company stock pursuant to this Plan. The funds shall reflect the value of any withdrawal pursuant to the provisions of this ARTICLE IX.
        9.5 Elective Account Loans. Commencing January 1, 1988, a participant may request a loan to be made from his or her elective account or accounts under such conditions and terms as shall be approved from time to time by the Adminstrative Committee. Any loan made pursuant to this Paragraph, when added to the outstanding balance of all other loans made to the participant, shall be limited to the lesser of:

(a)	Fifty thousand dollars ($50,000.00) reduced by the excess of the highest outstanding balance of loans to the parti-cipant during the twelve (12) month period ending on the day before the date on which such loan is made, over the outstanding balance of loans to the participant on the date on which such loan is made, or
(b)	The greater of ten thousand dollars ($10,000.00) or one-half (1/2) of the value of the participant’s elective accounts as of the valuation date coincident with or next preceding the date as of which the loan is calculated.

        Any such loan shall be made for a period not to exceed five (5) years, and shall provide for a level amortization with payments to be made not less often than quarterly. However, loans used to acquire a primary residence of the participant may provide for periodic repayments over a reasonable period of time that may exceed five (5) years.
        Any loan made pursuant to this Paragraph shall result in the reduction of the participant’s accounts reflecting the dollar amount loaned based on the monthly valuation on which such loan is effected. A reasonable rate of interest may be charged, as established by the Administrative Committee, and such interest payments shall be treated as earnings of the borrower’s account. Minimum loan repayments shall be made by payroll deduction, or, if the participant is disabled or becomes disabled and is receiving or begins to receive payments from the Kansas City Life Disability Plan or Sunset Life Disability Plan, by deduction from those payments or by a method of direct payment by the disabled participant that is acceptable to the Administrative Committee. The Administrative Committee shall have the right to deny a parti-cipant’s loan request. Loans shall become immediately due and payable in full upon the occurrence of one of the distribution events described in ARTICLE X. However, loans pursuant to this Paragraph will not be made to an individual who is an alternate payee under a Qualified Domestic Relations Order and for whom an account is being separately maintained, or to a former employee who was a participant and who has not withdrawn all the value of his accounts pursuant to Paragraph 10.4 unless the former employee is a party in interest as defined in ERISA Section 3(14) with respect to the Plan.

ARTICLE X

Distributions

        10.1 Distribution of Full Value of Accounts. A participant shall be entitled to the full value of all of his accounts in all Funds upon termination of his employment by reason of death or retirement, in which event such accounts of such participant shall be fully vested in him.
        10.2 Termination. If prior to the termination of the Plan or the complete discontinuance of Company contributions hereunder, in either of which event a participant’s accounts shall be fully vested, an employee participant’s termination of employment occurs for any reason other than one of the events specified in Paragraph 10.1, and if such employee shall not thereafter be employed by any affiliated corporation of the Company, such participant shall then be entitled to receive his or her one hundred percent (100%) vested interest in the full value of his account with respect to Fund I, Fund II, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X and that percentage of his or her vested interest in the value of his account with respect to Fund III as authorized by Paragraph 8.1 herein.
        Any amount not vested at the time of such termination shall immediately be forfeited. Such forfeited amount shall then be used to reduce the amount of Company contributions in accordance with Paragraph 11.1 herein. If the terminated participant returns to his status of employment with the Company or any of its affiliated corporations, and is otherwise fully qualified to participate, and if the terminated participant repays, before the earlier of five (5) years after the first date on which the participant is re-employed or the close of the first period of five (5) consecutive one (1) year breaks in service commencing after the withdrawal, the amount of the distribution, if any, he received from his account with respect to Fund III at the time of his termination of employment, the Company shall restore the forfeited amount, without any gain or loss, to his Fund III account on the valuation date of the month in which such repayment occurs. The repaid amount shall also be similarly restored to an accounted for in Fund III.
        10.3 Method of Distribution. All distributions provided under this ARTICLE upon termination of employment, unless elected otherwise pursuant to the written request of the participant, or the written request of said participant’s beneficiary if said participant shall not be living, shall be in the form of a lump sum payment. If the payment is made as a result of the death of the participant, the payment shall be made to the surviving spouse of the participant, if any, unless the participant and the spouse have requested a distribution in any other form as to any other benefi-ciary. Any such request shall be written and on forms prescribed by the Administrative Committee and made within sixty (60) days of termination of employment. Requests may be made for distribution in one (1) of the following methods:

(a)	By the purchase of a nontransferable annuity providing for retirement payments to be made in equal monthly installments for a period of one hundred twenty (120) months certain and for the remainder of his lifetime. Any annuity contract must comply with the minimum distribution incidental benefit requirements of Internal Revenue Code Proposed Regulation 1.401(a)(9)-2 hereby incorporated by reference. If the participant is married, the annuity shall be a single premium non-transferable annuity contract in the form of a fifty percent (50%) contingent annuity under which the participant’s spouse is named as the contingent annuitant unless the participant elects some other form in accordance wth Subparagraph (c) below with the consent of the spouse.
(b)	In the event that a lump sum payment shall be requested, the party entitled thereto shall have the further right to require that shares of Kansas City Life Insurance Company stock be issued to him as a part of said payment, in accordance with the following formula: He shall have the right to withdraw the number of said shares equal to the value that is derived by multiplying the percentage that his account in Fund III divided by the total of all accounts in Fund III equals, by the value of all Kansas City Life Insurance Company stock in Fund III. He shall also be entitled to any such stock purchased for his account in Fund II, the amount thereof to be determined in accordance with the above formula as applied to Fund II. He shall also be entitled to receive the number of shares of such stock which can be purchased with the value of his account with respect to Fund I Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X.
(c)	The Administrative Committee of the Plan, or its delegate, shall provide a participant who is entitled to receive a joint and survivor annuity, the information in nontechnical language, which will inform him of the availability of the election and a general description of the joint and survivor annuity, as well as an explanation of the circumstances in which it will be provided if a contrary election is not made. The eligible participant shall also be advised of the dollar difference resulting from his election and that he may obtain additional information upon request. The participant shall be permitted to make his election during a period of at least ninety (90) days after he is furnished with the necessary information and which ends prior to the commencement of benefits. The participant may waive this requirement (with any applicable spousal consent) if the distribution commences more than seven (7) days after such explanation is provided. If the participant requests additional information, the election period must include at least ninety (90) days after such information is furnished. The Committee, however, may provide that the additional information must be requested within sixty (60) days after the original information as to the election is first furnished to the participant. The election is to be witnessed by a plan representative or notary public, acknowledging the effect of the election and any specific non-spouse beneficiary, including any class of beneficiary or any contingent beneficiary designated under the form of benefit elected. Any spousal consent shall be irrevocable unless revocation shall be agreed to by the participant. It is intended that no election period shall extend beyond the par-ticipant’s retirement date.

        10.4 Commencement of Distribution. All distributions shall be made or commenced to be made as soon as practicable after the valuation date coincident with or next following the occurrence of one of the distribution events described in this ARTICLE X. Upon written notice to the Committee no later than the end of the calendar month following the month in which termination occurs, a participant (or, in case of death, his beneficiary), entitled to a lump sum payment may make an irrevocable election to receive the value of his distribution on January 31st of the next succeeding calendar year. Alternatively, the participant may choose not to withdraw any of his vested accounts when one of the distribution events occurs, and later elect to have the distribution made upon written notice before a subsequent valuation date. However, unless the participant chooses to receive the distribution in the form of an annuity pursuant to Paragraph 10.3(a), only a full and complete distribution of the vested accounts will be allowed whether the participant withdraws his vested accounts at the time a distribu-tion event occurs or at some later date. No partial withdrawals shall be permitted. Notwithstanding, no distribution of three thousand five hundred dollars ($3,500.00) [five thousand dollars ($5,000.00) beginning January 1, 1998] or more shall be made to a participant unless the participant shall have consented in writing to such distribution, all in accordance with the provisions of Internal Revenue Code Section 411 and related regulations. Beginning January 1, 2002, with respect to participants separating from service and distributions after that date, the value of a participant’s vested accounts shall be determined without regard to that portion of the vested account that is attributable to rollover contributions (and any earnings allocable thereto) within the meaning of Code Section 402(c). If the value of the participant’s vested accounts as so determined is five thousand dollars ($5,000.00) or less, the Plan shall immediately distribute the participant’s entire vested account balance.
        10.5 Valuation. The value of a participant’s accounts with respect to Fund I, Fund II, Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund IX and Fund X upon termination shall be the value on the valuation date in January of the year elected pursuant to Paragraph 10.4, except that the valuation of any shares of stock of Kansas City Life Insurance Company shall be determined by the provisions of Paragraph 4.2 herein. If such election is not so made, such value shall be determined on the valuation date coin-cident with or next following the date the participant (or, in case of death, his beneficiary) elects to receive his distribution, or the receipt by the Trustees of notice of said participant’s ter-mination, whichever shall occur later.
        10.6 Facility of Payment. If the Committee shall receive evidence satisfactory to it that a participant, retired participant or beneficiary is physically or mentally incompetent to receive any payment which shall be due hereunder and to give a valid release therefor and that another person or an institution is then main-taining or has custody of such participant, retired participant, or beneficiary, and that no guardian, committee or other represen-tative of the estate of such participant, retired participant or beneficiary, shall have been duly appointed, the Committee may, at its option, make payments otherwise payable to such participant, retired participant or beneficiary, to such other person or institution, and the release of such other person or institution shall be valid and complete discharge for such payments.
        10.7 Beneficial Designation. Any participant or retired participant shall have the right to designate a new beneficiary at any time by filing with the Committee a written request for such change, but any such change shall become effective only upon receipt of such request by the Committee, and provided that any change of beneficiary to a person other than a surviving spouse must be consented to in writing by said participant’s spouse. Upon receipt by the Committee of such request the change shall relate back to and take effect as of the date such participant signs such request whether or not such participant is living at the time the Committee receives such request.
        If there be no designated beneficiary living or in effect at the death of such participant when any payment hereunder shall be payable to the beneficiary, then such payment shall be made as follows: To such participant’s wife or husband, if living; if not living, to such participant’s then living lineal descendants, in equal shares, per stirpes; if none survives, to such participant’s surviving parents, equally; if neither survives, to such partici-pant’s executors or administrators.
        10.8 Fractional Shares. With respect to any distribution of stock pursuant to the provisions of this Plan, a participant shall be entitled to receive the number of whole shares which the value of his account equals and the balance of said account value in cash.

ARTICLE XI

Application of Forfeitures

        11.1 Any of the assets attributable to Company contributions, reflected in the value of Fund III, which shall be forfeited by a participant with respect to his account in Fund III pursuant to the provisions of Paragraphs 9.3 and 10.2 herein, shall be applied, as soon as practicable, to reduce the amount of Company contributions required by this Plan. Shares of Kansas City Life Insurance Company stock applied to reduce the amount of any Company contri-bution for any month shall be valued in accordance with the procedures set forth hereinbefore on the date of such application.

ARTICLE XII

Administrative Committee

        12.1 Membership. The Administrative Committee, sometimes herein referred to as the “Committee”, shall consist of a number of persons, not less than three (3) nor more than five (5), designated by the Executive Committee of the Company, who shall serve terms of one (1) year or until their successors are designated, and said Committee shall have the responsibility for the general adminis-tration of the Plan and for carrying out the provisions of the Plan in accordance with its terms. The Committee shall have absolute discretion in carrying out its responsibilities.
        12.2 The Committee may appoint from its members such com-mittees with such powers as it shall determine; may authorize one (1) or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; and may utilize counsel, employ agents and provide for such clerical and accounting services as it may require in carrying out the provisions of the Plan.
        12.3 The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.
        12.4 The action of a majority of the members expressed from time to time by a vote in a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.
        12.5 No member of the Committee shall receive any compensa-tion for his services as such, and, except as required by law, no bond or other security shall be required of him in such capacity in any jurisdiction.
        12.6 Subject to the limitations of this Plan and Trust, the Committee from time to time shall establish rules or regulations for the administration of the Plan and the transaction of its business. The Committee shall have full and complete discretionary authority to construe and interpret the Plan and decide any and all matters arising hereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the Committee or the Executive Committee of the Company in respect of any matter hereunder shall be final, conclusive and binding on all parties affected thereby. The Committee shall, when requested, submit a report to the Executive Committee of the Company giving a brief account of the operation of the Plan and the performance of the various funds and accounts established pursuant to the Plan.
        12.7 Claims Procedure. The Administrative Committee shall have full and complete discretionary authority to make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this Plan by a participant or a beneficiary shall be stated in writing by the Committee and delivered or mailed to the participant or the beneficiary, whichever is appropriate; and such notice shall set forth the specific reason for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. In addition, the Committee shall provide a reasonable opportunity to any participant or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.
        12.8 Any member of the Committee may resign by giving notice to the Executive Committee at least fifteen (15) days before the effective date of his resignation. Any Committee member shall resign upon request of the Executive Committee. The Executive Committee shall fill all vacancies on the Committee as soon as is reasonably possible after a resignation takes place, and until a new appointment takes place, the remaining members of the Committee shall have authority to act, if approved by either a majority of the remaining members or by two (2) members, whichever number is lesser.

ARTICLE XIII

Amendment and Termination

        13.1 Amendment. Kansas City Life Insurance Company reserves the right at any time, and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend, in whole or in part, any or all of the provisions of this Plan and Trust by adoption of a written resolution by the Board of Directors of Kansas City Life Insurance Company, or the Executive Committee of the Board of Directors; provided that no such modification or amendment shall make it possible for any part of the contributions of the Company, or any other funds of the Trust, to be used for, or diverted to, purposes other than for the exclusive benefit of participants, retired participants, or their beneficiaries. Except as may be required to conform with governmental regulations, no such amendment shall adversely affect the rights of any participant with respect to contributions made by him prior to the date of such amendment.
        13.2 Termination. This Plan and Trust is purely voluntary on the part of the Company, and Kansas City Life Insurance Company reserves the right to terminate the Plan and the Trust provided herein by adoption of a written resolution by the Board of Directors of Kansas City Life Insurance Company, or the Executive Committee of the Board of Directors. Upon termination of, or upon the complete discontinuance of contributions within the meaning of Section 411(d)(3) of the Internal Revenue Code, participant’s accounts shall become fully vested and nonforfeitable and distri-bution shall be made as promptly as possible in accordance with the directions of the Committee.
        13.3 Merger. This Plan and Trust shall not be merged or consolidated with, nor shall any assets or liabilities be trans-ferred to any other Plan or Trust, unless the accrued benefit of each participant, if the Plan and Trust were terminated immediately after such action, would be equal to or greater than the accrued benefit to which such participant would have been entitled if this Plan and Trust had been terminated immediately before such action.

ARTICLE XIV

The Trust

        14.1 Number of Trustees. There shall be three (3) Trustees for this Trust with the Trustees hereinbefore named being the original Trustees.
        14.2 Trustees shall Receive Sums Paid. The Trustees shall accept and receive all sums of money paid to them from time to time by the Company, and shall hold, invest, reinvest, manage and administer such monies and the increment, increase, earnings and income thereof as a Trust for the exclusive benefit of the employees and agents participating in the Plan, and their beneficiaries. All income and earnings of the Trust shall be accumulated by the Trustees and by them held, invested and reinvested as a part of the principal of the said Trust.
        14.3 Investment of Funds.

(a)	Except as hereinafter provided with respect to the cash reserve, the Trustees shall invest and reinvest the prin-cipal and income of the Trust in their discretion in such securities, common and preferred stocks, real estate mortgages, debentures, bonds, promissory notes, real estate, real estate improvements, leaseholds or any other income-producing properties or securities, real or personal, within or without the State of Missouri, and other investments as the Trustees shall, after investi-gation, believe to be sound and suitable investments for this Trust, although the same may not be of the character permitted for Trustee’s investments by the Laws of the State of Missouri. The Trustees are specifically empowered to invest the Trust assets in the capital stock of Kansas City Life Insurance Company, including but not limited to, its treasury stock.
(b)	The Trustees may retain in cash so much of the Trust assets as they may deem advisable.
(c)	The Trustees may sell property held by the Trust at either public or private sale, for cash or on credit, at such times as they may deem appropriate; they may exchange such property, and they may grant options for the purchase or exchange thereof.
(d)	The Trustees may consent to and participate in any plan of reorganization, consolidation, merger, extension or other similar plan affecting property held by the Trust; they may consent to any contract, lease, mortgage, purchase, sale or other action by any corporation pursuant to any such plan; they may accept and retain property issued under any such plan, even though it would not be eligible as a new investment under the provisions of this Section.
(e)	The Trustees may deposit property held in the Trust with any protective, reorganization or similar committee, and may delegate discretionary power thereto to pay its reasonable share of such committee’s expenses and com-pensation and any assessments levied with respect to any property so deposited.
(f)	The Trustees may exercise all conversion and subscription rights pertaining to property held in the Trust.
(g)	The Trustees may exercise all voting rights with respect to property held in the Trust, and in connection there-with grant proxies discretionary or otherwise, all in accordance with the provisions of this Plan and Trust.
(h)	The Trustees may cause securities and other property to be registered and held in their names, the name of any one (1) of them, or in the name of their nominee.
(i)	The Trustees may borrow money for the purposes of the Trust, and pledge or mortgage securities or other assets owned by the Trust as security for the payment thereof.
(j)	The Trustees may compromise, compound and settle any debt or obligation due to or from them as Trustee; they may reduce the rate of interest on any obligation due them as Trustee; they may extend the time of payment of both interest and principal, or otherwise modify the terms of any obligation due them as Trustee; upon default of any obligation due them as Trustee, they may foreclose or otherwise enforce any obligation belonging to the Trust.
(k)	The Trustees may generally do all such acts, execute all such instruments, take all such proceedings and exercise all such rights and privileges with relation to property belonging to the Trust as if the Trustees were the absolute owners thereof.

        14.4 Approval of Investments. Before making any new invest-ment or reinvestment of any funds of this Trust, the Trustees shall submit to the Executive Committee of the Company, or its designated subcommittee, a list of such securities in which it proposes to invest such funds and the amount proposed to be invested in each security, and the Trustees shall proceed to purchase, or refrain from purchasing, such securities in accordance with the acceptance or rejection, in whole or in part, of such proposals by the Executive Committee of the Company, or its designated subcommittee. Acceptance or rejection of such proposals, or any of them by the said Committee, shall be signified in writing and delivered to the Trustees within thirty (30) days of the submission of such proposals by the Trustees, provided however, that if no written acceptance or rejection of such proposals, or any of them, shall be so delivered by the said Committee within the time herein limited therefor, the Trustees shall be warranted and protected in assuming that all of the proposed investments which have not been specifi-cally rejected as aforesaid, meet with the complete approval of said Executive Committee or its designated subcommittee.
        14.5 Cash Reserve. The Trustees may maintain a cash reserve in such amount as to provide for current distribution of benefits under the Plan. Such cash reserve may consist of uninvested contributions of the Company and participants in the Plan, or of the proceeds of the sale of investments of the Trust. All of the funds held in such cash reserve as well as all funds and securities and assets belonging to the Trust shall be safely kept by the Trustees on deposit or in the vaults of a bank or trust company selected and designated by the Board of Directors or the Executive Committee of the Company.
        14.6 Disbursement of Funds. Disbursement of the funds of this Trust shall be made by the Trustees only to or for the benefit of the participants in the Plan or their beneficiaries, and only at the time, in the amount and in the manner prescribed in written instructions of the Administrative Committee delivered by such Committee to the Trustees. The Trustees are empowered to sell securities belonging to the Trust to meet said disbursements when the cash reserve is sufficient.
        14.7 Instructions to Trustees. The Trustees shall not be obligated or required to determine whether any instructions issued to them by the Administrative Committee are in fact so issued in accordance with the terms of the Plan or the powers and duties thereunder of said Committee.
        14.8 Fiduciary Insurance. The Trustees or the Administrative Committee shall have the right to purchase insurance on behalf of themselves or anyone acting in a fiduciary capacity with respect to the Plan and Trust, to cover liability or losses occurring by reason of the act or omission of a fiduciary, if such insurance permits recourse by the insurer against the fiduciary in the case of a breach of a fiduciary obligation by such fiduciary.
        14.9 Accounting by Trustees. Each year the Trustees shall render to the Company an account of their administration of the Trust for the year ending on the preceding 31st of December. The written approval of said account by the Board of Directors or the Executive Committee of the Company shall, as to all matters and transactions stated therein or shown thereby, be final and binding upon all persons who are then or who may thereafter become interested in this Plan and Trust.
        14.10 Compensation. No Trustee shall receive any compensa-tion for his services as such Trustee. In the administration of said Trust the Trustees, if they deem it advisable, may employ an executive director, secretary or treasurer and fix reasonable compensation therefor, and a Trustee may act as such executive director, secretary or treasurer and receive the compensation so fixed. The Trustees may in their discretion employ clerical help, actuaries, accountants, attorneys or other necessary personal services of a person or corporation as may be necessary to properly administer, defend and protect the Trust, and reasonable compensa-tion for said services may be paid by the Trustees from the Trust in the event the Company does not elect to pay for such services. Any taxes that may be levied against said Trust shall be paid by the Trustees from the Trust assets after liability for said taxes, if any, has been established, and in determining the liability for taxes the Trustees are specifically authorized to use their own discretion in contesting taxes claimed to be due against said Trust, and said Trustees may employ counsel for such purposes and pay said counsel fees from the Trust assets in the event the Company does not elect to pay said costs and fees.
        14.11 Trustees and Vacancies. The Trustees administering this Trust shall at all times be Officers of the Company, and any Trustee may at any time be removed from the office of Trustee, with or without cause, by the Board of Directors or the Executive Committee of the Company. The Trustees named herein shall serve as such Trustees until their resignation, death or removal by the Board of Directors or the Executive Committee of the Company. When any Trustee ceases to be an Officer of the Company he automatically ceases to be a Trustee. Resignation of a Trustee shall be by written notice given to the Board of Directors or the Executive Committee of the Company. Whenever a vacancy occurs by resigna-tion, death or removal of one (1) or more of the Trustees, the Board of Directors or the Executive Committee shall promptly fill said vacancy or vacancies so created by naming a successor Trustee or successor Trustees possessing the qualifications herein prescribed. All successor Trustees shall have the same powers in connection with said Trust as the initial Trustees have, and they shall be subject to the same limitations and directions as prescribed herein for the initial Trustees.
        14.12 Rules. The Trustees may make proper rules for carrying out the purposes of the Trust, and may amend said rules from time to time. A majority of the Trustees shall constitute a quorum, and the action taken by a quorum shall be controlling and shall be deemed the act of the Trustees. The Trustees may designate any one (1) of their number to act as chairman or presiding officer. Any one (1) of the Trustees shall be and is hereby authorized to affix his signature as the signature of all of the Trustees when such may be desirable in the performance of their duties pursuant hereto. This Plan and Trust shall be construed and enforced according to the Laws of the State of Missouri, and all provisions thereof shall be administered according to the laws of such state. Any suit at law or in equity brought against the Trustees or the Company by any person, firm or corporation, including the participants in the Plan, must be first instituted in Jackson County, Missouri, which County and State is the situs of the parties hereto and the only jurisdiction within which this Plan and Trust is to be administered or located.

ARTICLE XV

General Provisions

        15.1 Expenses. The Company shall pay all expenses incurred in administering the Plan and managing the Trust assets. The Company shall not pay any brokerage fees, commissions, stock transfer taxes and other charges and expenses in connection with the purchase and sale of securities under the Plan.
        15.2 Source of Payment. Benefits pursuant to the Plan shall be payable only out of the assets of the Trust or pursuant to any qualified nontransferable annuity purchased pursuant to the provisions of ARTICLE X. No person shall have any right under the Plan with respect to the assets of the Trust, or against any Trustee, insurance company, or the Company, except as specifically provided for herein.
        15.3 Inalienability of Benefits. The interest hereunder of any participant, retired participant or beneficiary, except as may be required by a Qualified Domestic Relations Order defined in Section 414(p) of the Internal Revenue Code, or as otherwise provided in Section 401(a)(13) of the Internal Revenue Code, shall not be alienable, either by assignment or by any other method, and to the maximum extent permissible by law, shall not be subject to being taken, by any process whatever, by the creditors of such participant, retired participant or beneficiary.
        15.4 No Right to Employment. Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any employee the right to be retained in the employment of the Company.
        15.5 Unknown Heirs. If within four (4) years after any distribution becomes due to a participant, retired participant or his beneficiary, the same shall not have been claimed, provided due care shall have been exercised in attempting to make such distri-bution, the amount thereof shall be treated as forfeited and applied as provided for in ARTICLE XI.
        15.6 Accrued Benefit. The term "accrued benefit" shall mean the value of a participant's account or accounts with respect to all funds in this Plan.
        15.7 Uniform Administration. Whenever in the administration of the Plan any action is required by the Committee, such action shall be uniform in nature as applied to all persons similarly situated and no such action shall be taken which will discriminate in favor of shareholders of the Company, highly compensated participants or participants whose principal duties consist of supervising the work of others.
        15.8 Beneficiary. The word “beneficiary” shall be deemed to include the estate of the participant, dependents of the partici-pant, persons who are the natural objects of the participant’s bounty, and any person designated by the participant to share in the benefits of the Plan and Trust after the death of the participant. Wherever the rights of participants are stated or limited herein, their beneficiaries shall be bound thereby.
        15.9 Severability. In the event that any provision of this Plan and Trust shall be held invalid or illegal for any reason, such determination shall not affect the remaining provisions of this Plan, but this Plan shall be construed and enforced as if such invalid or illegal provision had never been included in the Plan. This Plan shall be construed in accordance with the Laws of the State of Missouri.
        15.10 Articles. Titles of Articles are for general infor-mation only and this Plan shall not be construed by reference to such titles.
        15.11 Gender. Words used in the masculine gender shall be read and construed to include the feminine gender.
        15.12 Plural. Wherever required, the singular of any word in this Plan and Trust shall include the plural and the plural may be read in the singular.
        15.13 Disability. The term “disability” as used in this Plan means a physical or mental condition of a participant which results in the receipt of benefits by such participant pursuant to the provisions of either the Kansas City Life Disability Plan or the Sunset Life Disability Plan.
        15.14 Initial Participation Date. The “initial participation date” shall mean the first (1st) day of the first (1st) month designated by either the Board of Directors or the Executive Committee of the Company for the commencement of contributions and the administration of this Plan.
        15.15 Retirement Dates.

(a)	Commencing January 1, 1988, the normal retirement date for all employees participating in this Plan shall be the earlier of the first (1st) day of the month following attainment of sixty (60) years of age, or the first (1st) day of the month following attainment of fifty-five (55) years of age and completion of five (5) years of employ-ment. For purposes of determining the completion of five (5) years of employment, the years of employment of an employee of Old American Insurance Company prior to November 1, 1991 shall not be taken into account.
(b)	For the purposes of this Plan, a participant who reaches his normal retirement date shall be deemed to have retired on such date and shall thereupon become entitled to the retirement benefits herein, except as provided in Subparagraph (c). The value of all contributions allocated to his respective accounts shall be one hundred percent (100%) vested.
(c)	A participant may continue his employment for purposes herein beyond his normal retirement date, and the participant will commence receiving benefits on his actual retirement date; provided, however, distributions to a five percent (5%) owner of the Company as defined in the Internal Revenue Code shall commence no later than April 1st of the calendar year following the calendar year in which he attains age seventy and one-half (70 1/2), and distributions to other participants shall commence no later than April 1st of the year in which such other participant attains the age of seventy and one-half (70 1/2), unless such other participant shall have attained age seventy and one-half (70 1/2) prior to January 1, 1988 and was not a five percent (5%) owner at any time during the period beginning with the Plan year ending with the year in which he attained age sixty-six and one-half (66 1/2) and any subsequent year. Contri-butions may be continued until such actual retirement date at the option of the participant. Effective January 1, 1989, the minimum distribution and the minimum dis-tribution incidental benefit requirements of Internal Revenue Code Proposed Regulations 1.401(a)(9)-1 and 1.401(a)(9)-2 are hereby incorporated by reference. Effective January 1, 1997, for participants other than a five percent (5%) owner of the Company, distributions shall commence no later than April 1st of the calendar year following the later of:
(i)	the year in which the participant attains age 70 1/2, or
(ii)	the year in which the participant retires.

With respect to distributions under the Plan made on or after January 1, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code Sectionn 401(a)(9) in accordance with the regulations under Code Section 401(a)(9) that were proposed on January 17,2001. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.
        15.16 Initial Qualification. The Company reserves the right to have all its contributions returned to it free of this Trust, and to terminate said Plan and Trust, if the Trust does not initially meet the qualification requirements of the Internal Revenue Code.
        15.17 Company. The term “Company” means Kansas City Life Insurance Company, a Missouri Corporation, Sunset Life Insurance Company of America, a Missouri Corporation, Old American Insur-ance Company, a Missouri Corporation, and any other subsidiary corporation of Kansas City Life Insurance Company required to be treated as a single employer under Internal Revenue Code Section 414(b), (c), (m) and (o), any or all of which may sometimes be referred to herein as affiliated corporations.
        15.18 Employee. The term “employee” shall mean any person employed by Kansas City Life Insurance Company or any subsidiary corporation under the rules of common law, and shall not include agents, general agents, consultants or other independent contractors, or, effective January 1, 1989, leased employees as defined in Section 414(n) or (o) of the Internal Revenue Code. Effective January 1, 1997, “leased employee” shall mean any person other than an employee of the Company who has performed services for the Company under an agreement between the Company and a leasing organization on a substantially full time basis for at least one (1) year, provided such services are performed under the primary direction or control by the Company.
        Leased employees shall not participate in this Plan. Further-more, a person who is not designated as an “employee” in the Company’s employment records during a particular period of time, including a person designated as an “independent contractor”, is not considered to be an employee during that period of time. Such a person shall not be considered to be an employee even if a determination is made by the Internal Revenue Service, the Depart-ment of Labor, or any other government agency, court, or other tribunal, that such person is an employee for any purpose, unless and until the Company in fact designates such person as an employee for purposes of this Plan. If such a designation is made, the designation shall be applied prospectively only unless the Company specifically provides otherwise.
        15.19 Agents. Commencing January 1, 1990, no life insurance salesman of Kansas City Life Insurance Company, sometimes referred to herein as “agent” shall be eligible to participate. Accounts of all participating agents shall be finally valued on the last business day of December, 1989, shall be one hundred percent (100%) vested, and shall be paid to them in January, 1990 in such form as permitted by the provisions of this Plan. No further deferral in this Plan shall be permitted.
        15.20 Company Stock. The term "Company stock" shall mean shares of the common capital stock of Kansas City Life Insurance Company.
        15.21 Executive Committee. Wherever in the Plan and Trust the term "Executive Committee" is used, it shall be taken to mean only the Executive Committee of the Board of Directors of Kansas City Life Insurance Company.
        15.22 Board of Directors. Wherever in the Plan and Trust the term “Board of Directors” is used, it shall be taken to mean only the Board of Directors of Kansas City Life Insurance Company.
        15.23 Maximum Limitation. Commencing January 1, 1983, in no event shall the sum of the annual additions to a participant's account for any Plan year exceed the lesser of:

(a)	Thirty thousand dollars ($30,000.00) (subject to annual adjustments pursuant to Internal Revenue Code Section 415(d) and regulations), or
(b)	Twenty-five percent (25%) of such participant's compen-sation.

        Commencing January 1, 2002, except for Paragraph 3.1 and Internal Revenue Code Section 414(v), the annual additions to a participant’s account for any Plan year shall not exceed the lesser of:

(a)	Forty thousand dollars ($40,000.00) [subject to annual adjustments pursuant to Internal Revenue Code Section 415(d)]
(b)	One hundred percent (100%) of such participant’s compensation within the meaning of Internal Revenue Code Section 415(c)(3) for the Plan year.

        The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service [within the meaning of Internal Revenue Code Sections 401(h) or 419A(f)(2)] which is otherwise treated as an annual addition.
        15.24 Annual Additions. For the purposes of this Plan, "annual addition" shall be the sum for any year of the Company contributions plus the amount of any employee contributions, plus the forfeitures.
        15.25 Annual Additions Reduction. If any participant is a participant under any other defined contribution plan maintained by the Company, the total of the annual additions to such partici-pant’s account from all such defined contribution plans shall not exceed the limitations set forth in Paragraph 15.23. If it is determined that as a result of the limitation set forth in the preceding sentence, the annual additions to the participant’s account in this Plan are excessive, a reduction of such shall be effected by a return to the participant of a dollar amount (with any earnings attributable to the dollar amount) from his elective accounts, which with an equal amount of the Company’s contributions accounted for in accordance with the following formula, eliminates such excess: The excess amounts in the participant’s Company account (Fund III) must be used to reduce Company contributions for the next limitation year (and succeeding limitation years, as necessary) for that participant if that participant is covered by the Plan as of the end of the limitation year. However, if the participant is not covered by the Plan as of the end of the limitation year, then the excess amounts must be held in unallocated in a suspense account for the limitation year and allocated and reallocated in the next limitation year to all of the remaining participants in the Plan in accordance with the rules set forth in Subparagraph (6)(i) of Regulation Section 1.415-6(b). Furthermore, the excess amounts must be used to reduce the Company contributions for the next limitation year (and succeeding limi-tation years, as necessary) for all of the remaining participants in the Plan. For purposes of this Paragraph, excess amounts may not be distributed to participants or former participants.
        15.26 Annual Additions Reduction. If any participant is a participant under a defined benefit plan maintained by the Company, the sum of the defined benefit plan fraction for a Plan year and the defined contribution plan fraction for that year shall be no greater than one (1.00). If it is determined that the limitation set forth in the preceding sentence has been exceeded, the numerator of the defined benefit plan fraction shall be adjusted by freezing or adjusting the rate of benefit authorized by the defined benefit plan so that the sum of both fractions shall not exceed one (1) for the respective participant. Effective January 1, 2000, this Paragraph shall not apply.
        15.27 Retirement Plan. As used in this section, the words "retirement plan" shall mean:

(a)	Any profit sharing, pension or stock bonus plan described in Section 401(a) and 501(a) of the Internal Revenue Code;
(b)	Any annuity plan or annuity contract described in Section 403(a) or 403 (b) of the Internal Revenue Code;
(c)	Any qualified bond purchase plan described in Section 405(a) of the Internal Revenue Code; and
(d)	Any individual retirement account, individual retirement annuity or retirement bond described in Section 408(a), 408(b) or 409 of the Internal Revenue Code.

        15.28 Defined Contribution Plan. As used in this section, the words “defined contribution plan” shall mean a retirement plan which provides for an individual account for each participant and for benefits based solely on the amount contributed to the par-ticipant’s account and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant’s accounts.
        15.29 Defined Benefit Plan. As used in this section, the words "defined benefit plan" shall mean any retirement plan which is not a defined contribution plan.
        15.30 Defined Benefit Plan Fraction. As used in this section, the words "defined benefit plan fraction" shall mean, for any Plan year, a fraction,

(a)	the numerator of which is the projected annual benefit of the participant, that is, the annual benefit to which he would be entitled under the terms of the defined benefit plan on the assumptions that he continues employment until his normal retirement date as determined under the terms of the defined benefit plan, that his compensation continues at the same rate as in effect in the Plan year under consideration until his normal retirement date and that all other relevant factors used to determine bene-fits under such defined benefit plan remain constant as of the current Plan year for all future Plan years, under all defined benefit plans maintained by the Company, determined as of the close of the Plan year; and,
(b)	the denominator of which is the lesser of: (i) the maximum dollar limit for such year (for example, ninety thousand dollars ($90,000.00) for 1983, and adjusted annually for increases in the cost of living as permitted under Section 415(d) of the Internal Revenue Code) times 1.25, or (ii) the percentage of compensation limit for such year times 1.4.

        15.31 Defined Contribution Plan Fraction. As used in this section, the words "defined contribution plan fraction" shall mean, for any Plan year, a fraction,

(a)	the numerator of which is the sum of the annual additions to the participant's account under all defined contribu-tion plans maintained by the Company in that Plan year; and,
(b)	the denominator of which is the sum of the lesser of the following amounts, determined for the year and for each prior year of service with the Company: (i) the product of 1.25 multiplied by the dollar limitation in effect for the year, or (ii) the product of 1.4 multiplied by the percentage of compensation limit (IRC 415(e)(3) as amended).
(c)	In computing the defined contribution plan fraction above, for years ending after December 31, 1982, at the election of the Company, the amount to be taken into account for all years ending before January 1, 1983, may be computed to be an amount equal to the denominator of the fraction, as in effect for the year ending in 1982, multiplied by a transition fraction,
1.	the numerator of which is the lesser of (i) fifty-one thousand eight hundred seventy-five dollars ($51,875.00), or (ii) 1.4 multiplied by twenty-five percent (25%) of the participant's compensation for the year ending in 1981; and,
2.	the denominator of which is the lesser of (i) forty-one thousand five hundred dollars ($41,500.00), or (ii) twenty-five percent (25%) of the participant's compensation for the year ending in 1981.

        15.32 Affiliated Company Participation. Notwithstanding anything in this Agreement to the contrary, no employee of any subsidiary or affiliated corporation of Kansas City Life Insurance Company shall have the right to make contributions to this Plan unless such Plan shall have been adopted by the corporation for which such employee is employed.
        15.33 Highly Compensated Person. Prior to January 1, 1997, the term "highly compensated person", for the purposes of this Plan, shall mean any employee who at any time during the preceding year, or the lookback year,

(a)	was a five percent (5%) owner of the Company, or
(b)	had compensation in excess of seventy-five thousand dollars ($75,000.00) per year, or
(c)	was in the highest paid twenty percent (20%) of the employees of the Company (ranked on the basis of compensation paid during such year) with compensation in excess of fifty thousand dollars ($50,000.00) per year (top-paid group), or
(d)	was an officer with compensation in excess of fifty percent (50%) of the amount in effect under IRC Section 415(b)(1)(A) for such year (counting at least one (1) officer, regardless of compensation; but counting no more than fifty (50), or if less, ten percent (10%) of all employees or three (3) employees, whichever is greater).

        In the case of the year for which the relevant determination is being made, an employee not described in Subparagraph (b), (c) or (d) for the preceding year (without regard to this Paragraph) shall not be treated as described in Subparagraph (b), (c) or (d) unless such employee is a member of the group consisting of the one hundred (100) employees paid the greatest compensation during the year for which such determination is being made.
        For purposes of this Paragraph, “lookback year” shall be the twelve (12) month period immediately preceding the year for which the relevant determination is being made, and the term “compensa-tion” shall be compensation defined in Paragraph 3.2 including additional amounts described in Code Sections 125, 402(e)(3), 402(h) and 403(b).
        If an employee is a “family member” of a five percent (5%) owner or of a highly compensated employee who is one of the ten (10) most highly compensated employees ranked on the basis of compensation paid by the employer during such year, the employee and the five percent (5%) owner or top ten (10) highly compensated employees will be aggregated and treated as a single employee receiving compensation and a Plan contribution that is based on the compensation or Plan contribution of such employee and five percent (5%) owner or top ten (10) highly compensated employee. For this purpose, “family member” shall mean the employee’s spouse and lineal ascendants or descendants, and the spouses of the lineal ascendants or descendants. Effective January 1, 1997, for purposes of Subparagraph (e) below, an employee who is a “family member” of a five percent (5%) owner at any time during the year shall be considered a highly compensated person regardless of compensation. For this purpose, “family member” shall mean the five percent (5%) owner’s spouse, child, parent or grandchild.
        Effective January 1, 1997, "highly compensated person" shall mean an employee who

(e)	was a five percent (5%) owner of the Company at any time during the year or preceding year, or
(f)	for the preceding year
1.	had compensation [as defined in Code Section 415(c)(3)] from the Company in excess of $80,000.00, and
2.	if the Company elects the application of this clause for the preceding year, was in the group consisting of the top twenty percent (20%) of the employees ranked on the basis of compensation paid during such preceding year.

        The dollar amounts in Subparagraphs (b), (c) and (f)1 shall be adjusted at the same time and in such manner as under Code Section 415(d) and Regulations thereunder.
        In determining who is a highly compensated person, all employers required to be aggregated under subsections (b), (c), (m), (n) and (o) of Code Section 414 shall be taken into account as a single employer. However, leased employees within the meaning of Code Sections 414(n) and (o) shall not be considered employees if the leased employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the employer.
        If a former employee separated from service prior to the calendar year and was an active highly compensated person in the year of separation, or in any year after attaining fifty-five (55), the former employee was counted as a highly compensated person, the former employee shall be treated as an employee for purposes of determining the number of highly compensated persons. However, if such former employee separated from service prior to 1987, he will be treated as a highly compensated person only if during the separation year (or the year preceding the separation year) or any year after the employee attained age fifty-five (55) [or the last year ending before the employee’s fifty-fifth (55th) birthday], he received compensation in excess of fifty thousand dollars ($50,000.00) or was a five percent (5%) owner.
        For purposes of determining the number of employees in Sub-paragraphs (c) and (f)2, nonresident aliens shall not be treated as employees. Employees who (1) have not completed six (6) months of service, or (2) normally work less than seventeen and one-half (17 1/2) hours per week, or (3) normally work less than six (6) months during any year, or (4) have not attained age twenty-one (21) shall also be excluded (but these latter employees will still be con-sidered for purposes of identifying the particular employees in the top-paid group), and (5) to the extent allowable under regulations, employees covered by a collective bargaining agreement between the Company and employee representatives.
        15.34 Direct Rollovers. The provisions of this Paragraph shall be effective January 1, 1993 and apply to distributions after January 1, 1993. Notwithstanding any provision of this Plan to the contrary, a distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The Administrative Committee may prescribe the time and manner in which this election is made.
        As used in this Paragraph, "eligible rollover distribution", "eligible retirement plan", "distributee", and "direct rollover" shall mean:

(a)	"Eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee. However, an eligible rollover distribution shall not include:
(i)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expec-tancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten (10) years or more;
(ii)	any distribution required under Code Section 401(a)(9); or
(iii)	beginning January 1, 1999, any hardship dis-tribution described in Code Section 401(k)(2)(B)(i)(IV) received after December 31, 1998, and, beginning January 1, 2002, any amount distributed on account of hardship; or
(iv)	the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities. However, beginning January 1, 2002, a portion of the distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after tax employee contributions which are not includible in gross income. Such portion may be transferred only to an individual retire-ment account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of the distribution which is includible in gross income and the portion of the distribution which is not so includible.
(b)	"Eligible retirement plan" is:
(i)	an individual retirement account (described in Code Section 408(a)) or individual retirement annuity (described in Code Section 408(b)); or
(ii)	an annuity plan (described in Code Section 403(a)); or
(iii)	a qualified trust (described in Code Section 401(a)) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to a surviving spouse, eligible retirement plan shall mean only the items in (i) above.
(iv)	beginning January 1, 2002, an annuity contract described in Code Section 403(b) and an eligible plan described in Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political sub-division of a state and which agrees to separately account for amounts transferred into such plan from this Plan.
(c)	“Distributee” shall include an employee or former employee. An employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is an alternate payee under a qualified domestic relations order (defined in Code Section 414(p)) are distributees with regard to the interest of the spouse or former spouse.
(d)	"Direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

        15.35 Participants who Enter Armed Forces. Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). Further, the repayment of any elective account loan made under Paragraph 9.5 will be suspended as permitted by Code Section 414(u)(4).
        15.36 Contribution Under Mistake of Fact. If a contribution is made by the Company by a mistake of fact, such contribution may be returned to the Company within one (1) year after the payment of the contribution. Any contribution returned to the Company shall not include any investment earnings thereon, but shall be net of any investment losses thereon.
        15.37 Contributions Conditioned on Deductibility. Company contributions are expressly conditioned upon deductibility of contributions under Section 404 of the Internal Revenue Code. If any part or all of a contribution is disallowed as a deduction under Section 404, then to the extent a contribution is disallowed as a deduction, it may be returned to the Company within one (1) year after the later of the date of payment of the contribution or the date the deduction for the contribution was disallowed. Any con-tributions returned shall not include any investment earnings thereon, but shall be net of any investment losses thereon.

ARTICLE XVI

Top Heavy Provisions

        16.1 Compensation Limits. With respect to compensation as defined in this Plan, for any Top Heavy Plan year, compensation in excess of two hundred thousand dollars ($200,000.00), or such other amount as the Secretary of the Treasury may designate, shall be disregarded. Beginning January 1, 1989, compensation to be dis-regarded shall be the amount stated in Paragraph 3.2. Furthermore, for the purposes of this ARTICLE XVI, compensation shall be as defined in Paragraph 3.2.
        16.2 Key Employee. “Key employee” means any employee or former employee (and his beneficiaries) who, at any time during the Plan year or any of the preceding four (4) Plan years, is:

(a)	An officer of the Company, as that term is defined within the meaning of the regulations under Internal Revenue Code Section 416. For the years 1984 through 1987, an officer is not treated as a key employee if the officer has an annual compensation of forty-five thousand dollars ($45,000.00) or less.
(b)	One of the ten (10) employees owning (or considered as owning within the meaning of Code Section 318) the largest interests in all employers required to be aggre-gated under Code Sections 414(b), (c), and (m). However, an employee will not be considered a top ten (10) owner for a Plan year if the employee earns less than thirty thousand dollars ($30,000.00), or such other amount adjusted in accordance with Code Section 415(c)(1)(A) as in effect for the calendar year in which the determi-nation date falls.
(c)	A five percent (5%) owner of the Company. “Five percent (5%) owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the total combined voting power of all stock of the Company.
(d)	A one percent (1%) owner of the Company having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000.00). “One percent (1%) owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Company or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Company. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), and (m) shall be treated as separate employers. However, in determining whether an individual has compensation of more than one hundred fifty thousand dollars ($150,000.00), compensation from each employer required to be aggregated under Code Sections 414(b), (c), and (m) shall be taken into account.

        16.3 Non-Key Employee. "Non-key employee" means any employee who is not a key employee.
        16.4 Super Top Heavy Plan. "Super Top Heavy Plan" means, for Plan years commencing after December 31, 1983, that, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of the Company’s aggregation group, exceeds ninety percent (90%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of the Company’s aggregation group.
        16.5 Top Heavy Plan. “Top Heavy Plan” means, for Plan years commencing after December 31, 1983, that, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of the Company’s aggregation group, exceeds sixty percent (60%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of the Company’s aggregation group.
        16.6 Top Heavy Plan Year. "Top Heavy Plan year" means any calendar year after December 31, 1983 in which the Plan is a top heavy plan.
        16.7 Top Heavy Plan Requirements.

(a)	For any “Top Heavy Plan year”, the following provisions shall apply notwithstanding any other provision in this Plan to the contrary:
1.	Any person who is a participant in this Plan in any year in which it shall be a “Top Heavy Plan” shall have his or her benefits vested in accordance with the following schedules: twenty percent (20%) after two (2) years of service; forty percent (40%) after three (3) years of service; sixty percent (60%) after four (4) years of service; eighty percent (80%) after five (5) years of service; and one hundred percent (100%) after six (6) years of service. Effective January 1, 1989, there shall be no decrease in a participant’s nonforfeitable percentage in the event the Plan’s status as top heavy changes for any year. Further, if the vesting schedule shifts in and out of the above schedule for any year because the Plan’s top heavy status changes, such shift shall be considered an amendment of the vesting schedule. If this occurs, each participant with at least three (3) years of service with the Company may elect to have his nonforfeitable percentage determined without regard to the shift. The election period will begin with the date the deemed amendment is made and shall end on the later of:
A.	Sixty (60) days after the deemed amendment is adopted;
B.	Sixty (60) days after the deemed amendment is effective; or
C.	Sixty (60) days after the participant is issued written notice of the deemed amendment by the Administrative Committee.
2.	Notwithstanding anything in this plan to the contrary, for any Top Heavy Plan Year, the Company shall make a minimum contribution for each non-key employee equal to three percent (3%) of such non-key employee’s salary, which shall be invested and accounted for in Fund III.
3.	For any year in which this Plan is top heavy, each non-key employee will receive a minimum contribu-tion if the non-key employee has not separated from service at the end of the top heavy year, regard-less of whether the non-key employee has less than one thousand (1,000) hours of service in such year. Furthermore, such non-key employee shall receive such minimum contribution regardless of his or her level of compensation, and regardless of whether he or she declines to make a mandatory personal contribution. No such minimum contribution made by the Company pursuant to these top heavy provisions shall be subject to forfeiture if a non-key employee withdraws his or her mandatory contributions.
4.	Notwithstanding the foregoing, so long as any non-key employee is covered by both the Company’s Pension Plan and this Plan, the minimum contri-bution required herein shall be satisfied by the accrual of the defined benefit minimum by the respective non-key employee for any top heavy year.
5.	If the Company shall be maintaining both this Plan and a defined benefit plan in any top heavy year, a factor of 1.0 must be applied to the denominators of the defined benefit and defined contribution fractions.

        16.8 Determination of Top Heavy Status.

(a)	This Plan shall be a Top Heavy Plan for any Plan year commencing after December 31, 1983, in which, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggregate accounts of key employees under this Plan and any Plan of an aggregation group, exceeds sixty percent (60%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of an aggregation group.
If any participant is a non-key employee for any Plan year, but such participant was a key employee for any prior Plan year, such participant’s present value of accrued benefit and/or aggregate account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy Plan (or whether any aggregation group which includes this Plan is a Top Heavy group).
(b)	This Plan shall be a Super Top Heavy Plan for any Plan year commencing after December 31, 1983, in which, as of the determination date, (1) the present value of accrued benefits of key employees, or (2) the sum of the aggre-gate accounts of key employees under this Plan and any Plan of an aggregation group, exceeds ninety percent (90%) of the present value of accrued benefits or the aggregate accounts of all participants under this Plan and any Plan of an aggregation group.
(c)	Aggregate account. A participant's aggregate account as of the determination date is the sum of:
1.	His participant’s account balance as of the most recent valuation occurring within a twelve (12) month period ending on the determination date.
2.	Contributions that would be allocated as of a date not later than the determination date, even though those amounts are not yet made or required to be made.
3.	Any Plan distributions made within the Plan year that includes the determination date or within the four (4) preceding Plan years. However, in the case of distributions made after the valuation date and prior to the determination date, such dis-tributions are not included as distributions for Top Heavy purposes to the extent that such distributions are already included in the participant’s aggregate account balance as of the valuation date. Notwithstanding anything herein to the contrary, all distributions, including distributions made prior to January 1, 1984, will be counted.
4.	Any employee contributions, whether voluntary or mandatory. However, amounts attributable to tax deductible qualified employee contributions shall not be considered to be a part of the participants aggregate account balance.
(d)	"Aggregation group" means either a required aggregation group or a permissive aggregation group as hereinafter determined.
1.	Required aggregation group. In determining a required aggregation group hereunder, each Plan of the Company in which a key employee is a parti-cipant, and each other Plan of the Company which enables any Plan in which a key employee participates to meet the requirements of Code Sections 401(a)(4) and 410, will be required to be aggregated. Such group shall be known as a required aggregation group, and shall include any terminated plan which if it had not been terminated would have been required to be included in the aggregation group.
In the case of a required aggregation group, each Plan in the group will be considered a Top Heavy Plan if the required aggregation group is a Top Heavy group. No Plan in the required aggregation group will be considered a Top Heavy Plan if the required aggregation group is not a Top Heavy group.
2.	Permissive aggregation group. The Company may also include any other Plan not required to be included in the required aggregation group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Internal Revenue Code Sections 401(a) or 410. Such group shall be known as a permissive aggregation group.
In the case of a permissive aggregation group, only a Plan that is part of the required aggregation group will be considered a Top Heavy Plan if the permissive aggregation group is a Top Heavy group. No Plan in the permissive aggregation group will be considered a Top Heavy Plan if the permissive aggregation group is not a Top Heavy Plan group.
3.	Only those Plans of the Company in which the determination dates fall within the same calendar year shall be aggregated in order to determine whether such Plans are Top Heavy Plans.
4.	For purposes of determining the present value of the cumulative accrued benefit for any employee, or the amount of the account of any employee, the value or amount shall be increased by the aggregate distributions made with respect to such employee under the plan during the five year period ending on the determination date. The preceding sentence also applies to distributions under a terminated plan which if it had not been terminated would have been required to be included in an aggregation group. If any individual is a non-key employee with respect to any plan for any plan year, but such individual was a key employee with respect to such plan for any prior plan year, any accrued benefit for such employee (and the account of such employee) shall not be taken into account. The accrued benefit of an employee who has performed no services for the Company during the five (5) year period ending on the determination date will not be taken into account.
(e)	“Determination date” means (1) the last day of the preceding Plan year, or (2) in the case of the first Plan year, the last day of such Plan year.
(f)	Present value of accrued benefit. In the case of a defined benefit plan, a participant’s present value of accrued benefit shall be as determined under the provisions of the applicable defined benefit plan.
(g)	"Top Heavy group" means an aggregation group in which, as of the determination date, the sum of:
1.	The present value of accrued benefits of key employees under all defined benefit plans included in the group; and
2.	The aggregate accounts of key employees under all defined contribution plans included in the group, exceeds sixty percent (60%) of a similar sum determined for all participants.
(h)	Notwithstanding anything herein to the contrary, the effective date otherwise provided for herein for the application of Code Section 416 to this Plan (Plan years beginning after December 31, 1983) shall be extended in accordance with any legislative act of Congress.

        16.9 Modification of Top Heavy Rules.

(a)	For Plan years beginning after December 31, 2001, this paragraph shall apply for purposes of determining whether the Plan is top heavy under code Section 416(g), and whether the Plan satisfies the minimum requirements of Code Section 416(c) for such years. This paragraph amends paragraphs of this ARTICLE XVI, including, but not limited to, part or all of Paragraphs 16.2, 16.7(a)1 and (a)2, and 16.8(c)(3).
(b)	“Key employee” means any employee or former employee (including any deceased employee) who at any time during the Plan year that includes the determination date was an officer of the Company having annual compensation greater than $130,000.00 [as adjusted under Code Section 416(i)(l)] for Plan years beginning after December 31, 2002, a five percent (5%) owner of the Company, or a one percent (1%) owner of the Company having annual compen-sation of more than $150,000.00. For this purpose, annual compensation means compensation within the meaning of Code Section 415(c)(3). The determination of who is a key employee will be made in accordance with Code Section 416(i)(l) and the applicable regulations and other guidance of general applicability issued thereunder.
(c)	For purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date, the following shall apply:
1.	The present value of accrued benefits and the amounts of account balances of a employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one (1) year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting “five (5) year period” for” one (1) year period”.
2.	The accrued benefits and accounts of any individual who has not performed services for the Company during the one (1) year period ending on the deter-mination date shall not be taken into account.
(d)	Company matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. Company matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).
(e)	Notwithstanding the foregoing, so long as any non-key employee is covered by both this Plan and the Kansas City Life Insurance Company Cash Balance Pension Plan, the minimum contribution required herein shall be satisfied by the accrual of the defined benefit minimum by the respective non-key employee for any top heavy year.

ARTICLE XVII

Disabled Employee Participants

        17.1 Contributions Cease on Disability. Notwithstanding anything in this Plan to the contrary, when an employee-participant commences to receive benefits because of disability as defined in this Plan, he shall not be permitted to continue contributions, and all Company contributions for his benefit shall cease until such time as he again qualifies as a full time active employee.
        17.2 Vesting at Disability. During any period of time in which a participant shall qualify for benefits because of disability as defined in this Plan, he shall be treated as if his employment is continuous for purposes of vesting and shall continue to vest at the rate provided by ARTICLE VIII herein.
        17.3 Distribution. At such time as a disabled participant attains eligibility for retirement pursuant to Paragraph 15.15 herein, his or her fully vested accounts may then be distributed in accordance with Plan provisions.

        IN WITNESS WHEREOF, the Company has caused this Twenty-seventh Amendment to be executed by its authorized Officers and its Cor-porate Seal to be hereunto affixed, and the Trustees have executed this Trust, all on the day of , 2002.

KANSAS CITY LIFE INSURANCE COMPANY

By:
Its: Vice President

ATTEST:

By:
Its: Assistant Secretary

TRUSTEES